Exhibit 10.2

PURCHASE AND SALE AGREEMENT

(JAVELINA)

By and Between

Kerr-McGee Corporation

KM Investment Corporation

Javelina Holdings Corporation

(Seller)

and

MarkWest Energy Partners, L.P.

(Buyer)

Covering the Acquisition of

The following Equity Interests in

(Acquired Company Equity Interests)

100% of Javelina Gas Processing LLC

100% of K-M Javelina LP

40% of Javelina Company

40% of Javelina Pipeline Company

(the Acquired Companies)

September 16, 2005

TABLE OF CONTENTS

1.	DEFINITIONS

2.	THE TRANSACTION
	(a)	Sale of Acquired Company Equity Interests
	(b)	Consideration
	(c)	The Closing
	(d)	Deliveries at the Closing
	(e)	Interim Closing Statement and Post-Closing Adjustment
	(f)	Retained Assets

3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
	(a)	Representations and Warranties of the Seller
	(b)	Representations and Warranties of the Buyer

4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANY EQUITY INTERESTS, ACQUIRED COMPANIES AND ACQUIRED COMPANY ASSETS
	(a)	Organization, Qualification, and Company Power
	(b)	Capitalization
	(c)	Authorization of Transaction. Noncontravention
	(d)	Changes
	(e)	Legal Compliance; Permits
	(f)	Tax Matters
	(g)	Contracts and Commitments
	(h)	Litigation
	(i)	Environmental Matters
	(j)	Title to the Acquired Company Assets
	(k)	Potential Preferential Purchase Rights
	(l)	Financial Information
	(m)	Employee Matters
	(n)	Regulatory Matters
	(o)	No Unrecorded Obligations
	(p)	Intellectual Property
	(q)	Sufficiency of the Acquired Company Assets
	(r)	Bank Accounts
	(s)	Bonds; Guarantees

5.	PRE-CLOSING COVENANTS
	(a)	General
	(b)	Notices, Consents and Audited Financial Statements
	(c)	Operation of Business

i

	(d)	Affirmative Covenants
	(e)	Damage or Condemnation
	(f)	Access
	(g)	HSR Act
	(h)	Intercompany Transactions
	(i)	Notices and Effect of Supplements to Schedules
	(j)	Reorganization Transactions
	(k)	Surety Bonds; Guarantees
	(l)	No Shop

6.	POST-CLOSING COVENANTS
	(a)	General
	(b)	Litigation Support
	(c)	Delivery and Retention of Records
	(d)	Pipeline Markers and Kerr Marks
	(e)	Payments
	(f)	Accounts Receivable
	(g)	Post-Closing Environmental Filings
	(h)	Mutual Mistake
	(i)	Real Property Matters
	(j)	Operatorship and ROFR Matters

7.	CONDITIONS TO OBLIGATION TO CLOSE
	(a)	Conditions to Obligation of the Buyer
	(b)	Conditions to Obligation of the Seller

8.	OBLIGATIONS, SURVIVAL AND INDEMNIFICATION
	(a)	Survival of Representations, Warranties and Covenants
	(b)	Indemnification Provisions for Benefit of the Buyer
	(c)	Indemnification Provisions for Benefit of the Seller
	(d)	Matters Involving Third Parties
	(e)	Determination of Amount of Adverse Consequences
	(f)	Tax Treatment of Indemnity Payments
	(g)	Exclusive Remedy
	(h)	Disclaimer of Representations and Warranties

9.	TAX MATTERS
	(a)	Post-Closing Tax Returns
	(b)	Pre-Closing Tax Returns
	(c)	Straddle Periods
	(d)	Straddle Returns
	(e)	Claims for Refund
	(f)	Indemnification
	(g)	Cooperation on Tax Matters
	(h)	Certain Taxes
	(i)	Confidentiality
	(j)	Audits

	(k)	Control of Proceedings
	(l)	Powers of Attorney
	(m)	Remittance of Refunds
	(n)	Purchase Price Allocation
	(o)	Closing Tax Certificate
	(p)	Reporting of Post-Closing Transactions
	(q)	Settlements
	(r)	Section 754 Elections

10.	TERMINATION
	(a)	Termination of Agreement
	(b)	Effect of Termination

11.	MISCELLANEOUS
	(a)	Confidentiality
	(b)	Public Announcements
	(c)	Insurance
	(d)	No Third Party Beneficiaries
	(e)	Succession and Assignment
	(f)	Counterparts
	(g)	Headings
	(h)	Notices
	(i)	Governing Law
	(j)	Amendments and Waivers
	(k)	Severability
	(l)	Transaction Expenses
	(m)	Construction
	(n)	Exhibits and Schedules
	(o)	Entire Agreement

EXHIBITS AND SCHEDULES

Exhibit A	Facilities
Exhibit B	Form of Acquired Company Equity Interests Assignment
Exhibit C	Form of Retained Assets Assignment
Exhibit D-1	Form of Certification of Non-Foreign Status (Kerr-McGee Corporation)
Exhibit D-2	Form of Certification of Non-Foreign Status (KM Investment Corporation)
Exhibit D-3	Form of Certification of Non-Foreign Status (Javelina Holdings Corporation)
Exhibit E	Form of Javelina Indemnity Agreement
Exhibit F-1	Form of Gas Processing Agreement (West Refinery)
Exhibit F-2	Form of Gas Processing Agreement (East Refinery)
Exhibit F-3	Form of Agreement for Sale and Purchase of Hydrogen

Schedule 1(a)	Seller’s Knowledge Individuals
Schedule 1(b)	Product Inventory Value Amount and Pricing Schedule Example
Schedule 1(c)	Working Capital Schedule Example
Schedule 2(e)	Interim Closing Statement Example
Schedule 3(a)(ii)	Consents (Seller Parties)
Schedule 3(a)(iii)	Noncontravention (Seller Parties)
Schedule 3(b)(ii)	Consents (Buyer)
Schedule 3(b)(iii)	Noncontravention (Buyer)
Schedule 4(c)	Noncontravention (Acquired Companies)
Schedule 4(d)	Changes
Schedule 4(f)	Tax Matters
Schedule 4(g)(i)	Acquired Company Contracts
Schedule 4(g)(ii)	Material Contract Defaults
Schedule 4(g)(vi)	Affiliate Contracts
Schedule 4(h)	Litigation
Schedule 4(i)	Environmental Matters
Schedule 4(j)	Exceptions to Title to the Acquired Company Assets
Schedule 4(k)	Potential Preferential Purchase Rights
Schedule 4(l)(i)	Audited Financial Information
Schedule 4(l)(ii)	Unaudited Financial Information
Schedule 4(p)	Intellectual Property
Schedule 4(r)	Bank Accounts
Schedule 4(s)	Bonds; Guarantees
Schedule 5(c)	Operation of Business
Schedule 5(c)(ix)	Capital Expenditures
Schedule 5(f)(ii)	Site Access Insurance
Schedule 5(h)(i)	Affiliate Contracts to be Terminated
Schedule 5(k)	Surety Bonds

PURCHASE AND SALE AGREEMENT

(JAVELINA)

THIS PURCHASE AND SALE AGREEMENT, dated as of September 16, 2005, is by and between Kerr-McGee Corporation, a Delaware corporation (“Kerr.”), KM Investment Corporation, a Nevada corporation (“Kerr Investment”) and Javelina Holdings Corporation, a Delaware corporation (together with Kerr and Kerr Investment, individually and collectively, the “Seller”), and MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Buyer”).

INTRODUCTION

1.                                       The Acquired Companies (defined below) own certain rights, title and interests in and to certain natural gas processing plants, fractionation plants, pipelines and related facilities and other assets.

2.                                       The Seller owns (indirectly) equity interests in the Acquired Companies.

3.                                       Subject to the terms and conditions set forth in this agreement, the Seller will sell to the Buyer, and the Buyer will purchase and acquire from the Seller, such equity interests in the Acquired Companies, and the Buyer will pay to the Seller the consideration described in this agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereto agree as follows:

AGREEMENT

1.                                       Definitions.

“Access Right” has the meaning set forth in Section 5(f)(ii)(A).

“Acquired Companies” means Javelina GP, Javelina Holding and the Javelina Partnerships.

“Acquired Company Assets” means, excluding the Retained Assets and the Acquired Company Equity Interests, all rights, title and interests of each Acquired Company in and to its assets and properties, including its interest in the Facilities, and, as of the date transferred into any Acquired Company, any rights, title or interests transferred to any Acquired Company in connection with any Reorganization Transaction.

“Acquired Company Contract” means a written contract, lease or other agreement (other than any contract or agreement to the extent it constitutes a Retained Asset) existing on the date of this Agreement or entered into after the date of this Agreement in accordance with Section 5(c), in each case to which an Acquired Company is a party that will be binding on such Acquired Company or any of the Acquired Company Assets.

“Acquired Company Equity Interests” means the Javelina GP Interest, the Javelina Holding 99% Interest, the Javelina Plant Interest and the Javelina Pipeline Interest.

“Acquired Company Equity Interests Assignment” means the Assignment of Equity Interests substantially in the form of Exhibit B, pursuant to which the Seller will convey to the Buyer (or its permitted designee) all of the Acquired Company Equity Interests (other than those Acquired Company Equity Interests that are owned by any Acquired Company, being the Javelina Plant Interest and the Javelina Pipeline Interest).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding (except to the extent paid to an unrelated third party pursuant to a Third Party Claim) punitive, exemplary, special or consequential damages.

“Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such specified Person; provided, however, that (i) the Acquired Companies (other than the Javelina Partnerships) shall be deemed to be Affiliates (x) prior to the Closing, of the Seller and (y) on and after the Closing, of the Buyer; and (ii) the Javelina Partnerships shall be deemed (x) not to be Affiliates of the Seller and (y) to be Affiliates of the Buyer on and after the Closing.  For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Equity Interests, by contract or otherwise.

“Agreement” means this Purchase and Sale Agreement (including any exhibits, schedules, annexes, or other attachments hereto) as amended, restated, supplemented or otherwise modified from time to time.

“Buyer” has the meaning set forth in the Preface.

“Buyer Diligence Representatives” means, collectively, the agents, consultants, contractors, employees or other representatives of or retained by the Buyer that assist or will assist the Buyer in conducting or performing the Diligence Activities and any employee, agent, contractor or subcontractor thereof.

“Buyer Indemnitees” means, collectively, the Buyer and its Affiliates and each of their respective officers (or natural persons performing similar functions), directors (or natural persons performing similar functions), employees, agents and representatives to the extent acting in such capacity.

“Buyer Party” means each of (i) the Buyer and (ii) each Affiliate of the Buyer that is a party to a Transaction Agreement.

“Capital Expenditures” means, without duplication, amounts capitalized in accordance with GAAP by any Acquired Company (in the case of the Javelina Partnerships, as prorated based on the Javelina Percentage Interest).

“Closing” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in Section 2(c).

“Closing Statement” has the meaning set forth in Section 2(e)(i).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Commercial Agreements” means, collectively, (i) Gas Processing Agreement by and between Javelina Plant and Valero Refining-Texas L.P. West Refinery in the form of Exhibit F-1, (ii) Gas Processing Agreement by and between Javelina Plant and Valero Refining-Texas L.P. East Refinery in the form of Exhibit F-2, and (iii) Agreement for Sale and Purchase of Hydrogen by and between Javelina Plant and Valero Refining-Texas L.P. in the form of Exhibit F-3, in each case (x) including any annexes, exhibits, schedules and other attachments thereto and (y) as amended, restated, supplemented or otherwise modified through the date of this Agreement.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, call rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interest it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Diligence Activities” has the meaning set forth in Section 5(f)(ii)(A).

“Effective Time” means 12:01 a.m. on the Closing Date.

“Electronic Data” means all electronic documents, data and other computer based communications and information stored on any electronic, digital, or other storage or back up media and retained in the Ordinary Course of Business by the Seller, any Acquired Company or any Affiliate of any such Person, including, without limitation, operating, accounting, financial, environmental, measurement (including SCADA), regulatory data and the information and data contained in the electronic data room, but excluding the Retained Electronic Data.

“Encumbrance” means any Lien, encumbrance, option, right of first refusal, Commitment, voting right, easement, servitude, transfer restriction  or title defect.

“Environmental Laws” means all applicable federal, state and local laws, statutes, regulations and ordinances in effect as of the date of this Agreement relating to the protection of the public health, welfare and the environment, including those laws relating to the storage, handling and use of Hazardous Substances and those relating to the generation, processing, fractionation, treatment, storage, transportation, disposal or other management thereof, as to each, as amended.  The term “Environmental Laws” does not include operating practices or standards that may be employed or adopted by other industry participants or recommended by a Governmental Authority.

“Environmental Permits” has the meaning set forth in Section 4(i).

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership, limited liability company, trust or similar interests, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facilities” means the rights, title and interests of each Acquired Company in and to the facilities commonly known as the Javelina Plant and the Javelina Pipeline, each of which are more particularly described on Exhibit A.

“FCC Regulations” means those Laws promulgated by the Federal Communications Commission.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means those representations and warranties contained in Sections 3(a)(i) (Seller Organization and Good Standing), 3(a)(ii) (Seller Authorization of Transaction), 3(a)(iv) (Seller Brokers), 3(b)(i) (Buyer Organization and Good Standing), 3(b)(ii) (Buyer Authorization of Transaction), 3(b)(iv) (Buyer Brokers), 4(a) (Acquired Company Organization, Qualification and Company Power), 4(b) (Acquired Company Capitalization), 4(f) (Acquired Company Tax Matters), and 4(m) (Employee Matters).

“GAAP” means accounting principles generally accepted in the United States consistently applied.

“Governmental Authority” means the United States or any agency thereof and any state, county, city or other political subdivision, agency, court or instrumentality.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Indemnified Party” has the meaning set forth in Section 8(d).

“Indemnifying Party” has the meaning set forth in Section 8(d).

“Intellectual Property” means all intellectual property rights used by the Acquired Companies that do not constitute Retained Assets and that arise from or in respect of the following: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) Software and (v) Technology; provided, however, that Intellectual Property does not include Software of a general nature that is licensed by the Seller and its Affiliates and not unique to the Acquired Companies, such as accounting, tax and similar Software.

“Interim Agreement” means the Interim Agreement effective as of September 1, 2005 by and between Javelina Plant and Valero Refining-Texas, L.P.

“Interim Closing Statement” has the meaning set forth in Section 2(e)(i).

“Javelina GP” means Javelina Gas Processing LLC, a Delaware limited liability company.

“Javelina GP Interest” means all of the Equity Interests in Javelina GP.

“Javelina Holding” means K-M Javelina LP, an Oklahoma limited partnership.

“Javelina Holding Company” means Javelina Holding Company, L.P., a Delaware limited partnership.

“Javelina Holding Interest” means all of the Equity Interests in Javelina Holding, which consist of the Javelina Holding 99% Interest and the Javelina Holding 1% Interest.

“Javelina Holding 99% Interest” means a 99% limited partner interest in Javelina Holding.

“Javelina Holding 1% Interest” means a 1% general partner interest in Javelina Holding.

“Javelina Indemnity Agreement” means the Indemnity and Release Agreement substantially in the form of Exhibit E, in which each of the Seller, on the one hand,  and the Javelina Partnerships, on the other hand, release and indemnify each other with respect to certain potential claims.

“Javelina Insurance Policies” has the meaning set forth in Section 11(c).

“Javelina LP” means Javelina Holdings Corporation, a Delaware corporation.

“Javelina Operating Agreements” means, collectively, (i) the Construction and Operating Agreement for the Javelina Plant – Nueces County, Texas dated November 4, 1988 by and between Javelina Holding Company (as successor-in-interest to El Paso Field Operations Company and Coastal Javelina, Inc.) and Javelina Plant, and (ii) the System Operating Agrement dated as of September 30, 1990 by and between Javelina Holding Company (as successor-in-interest to El Paso Field Operations Company and Coastal Javelina, Inc.) and Javelina Plant,

each, in the case of (i) or (ii) (including any exhibits, schedules, annexes or other attachments thereto), as amended, restated, supplemented or otherwise modified from time to time.

“Javelina Partnerships” means Javelina Pipeline and Javelina Plant.

“Javelina Percentage Interest” means, with respect to Javelina Pipeline or Javelina Plant, 40%.

“Javelina Pipeline” means Javelina Pipeline Company, a Texas general partnership, created pursuant to that certain Javelina Pipeline Company Partnership Agreement dated as of September 30, 1990 by and among Javelina Holding Company (as successor-in-interest to El Paso Field Operations Company and Coastal Javelina, Inc.), Javelina Holding (as successor-in-interest to K-M Javelina, Inc.) and Valero Javelina, L.P. (as successor in interest to Valero Javelina Company) (including any exhibits, schedules, annexes or other attachments thereto), as amended, restated, supplemented or otherwise modified from time to time.

“Javelina Pipeline Interest” means a 40% general partner interest in Javelina Pipeline.

“Javelina Plant” means Javelina Company, a Texas general partnership, created pursuant to that certain Javelina Company Partnership Agreement dated as of November 4, 1988 by and among Javelina Holding Company (as successor-in-interest to El Paso Field Operations Company and Coastal Javelina, Inc.), Javelina Holding (as successor-in-interest to K-M Javelina, Inc.) and Valero Javelina, L.P. (as successor in interest to Valero Refining Off-Gas Processing) (including any exhibits, schedules, annexes or other attachments thereto), as amended and restated by that certain Amended and Restated Javelina Company Partnership Agreement dated as of September 30, 1990 by and among Javelina Holding Company (as successor-in-interest to El Paso Field Operations Company and Coastal Javelina, Inc.), Javelina Holding (as successor-in-interest to K-M Javelina, Inc.) and Valero Javelina, L.P. (as successor in interest to Valero Javelina Company) (including any exhibits, schedules, annexes or other attachments thereto), as further amended, restated, supplemented or otherwise modified from time to time.

“Javelina Plant Interest” means a 40% general partner interest in Javelina Plant.

“Kerr” has the meaning set forth in the Preface.

“Kerr Investment” has the meaning set forth in the Preface.

“Kerr Marks” means all trademarks, service marks, and trade names owned by Kerr and its respective Affiliates.

“Law” or “Laws” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

“Legal Right” means, to the extent arising from, related to or in any way related to the Javelina Partnerships (including the assets and operations associated with each), the legal authority and right (without risk of liability, criminal, civil or otherwise), such that the contemplated conduct would not constitute a violation, termination or breach of, or require any payment under, or permit any termination under, any contract or agreement; arrangement; applicable Law; fiduciary, quasi-fiduciary or similar duty; or any other obligation.

“Lien” means any deed of trust, mortgage, pledge, lien, or other security interest.

“Material Adverse Effect” means any change, effect, event or occurrence with respect to the financial condition, properties, assets or operations of the Acquired Companies (excluding the Javelina Partnerships, but including their proportional interests therein) that is material and adverse to the Acquired Companies (excluding the Javelina Partnerships, but including their proportional interests therein), taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, the following shall not be considered:  changes, effects, events and occurrences relating to (i) the natural gas pipeline, treating and processing industry generally (including the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States, or (iii) the transactions contemplated by this Agreement; provided, however, that to be excluded under subsection (ii) above, such condition may not disproportionately affect, as compared to others in such industry, any of the Acquired Companies, or their respective businesses, assets, properties, results of operation or condition (financial or otherwise).

“Material Contracts” has the meaning set forth in Section 4(g).

“New Contract” means any Acquired Company Contract for which the Buyer’s consent is required pursuant to Section 5(c).

“Notice and Consent Requirements” means giving any notices to, making any filings with, and obtaining, any authorizations, consents, waivers, releases, approvals (including as required under the HSR Act), licenses or other rights of Governmental Authorities and other Persons either Party is required to obtain (1) in connection with the matters referred to in this Agreement, including matters described in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii), 3(b)(iii), 4(c), 4(i) and 4(k), the corresponding Schedules, and the Reorganization Transactions, or (2) under each of the Technology Licenses, in the case of (1) and (2) so as to permit the Closing to occur as soon as reasonably practicable, and thereafter with respect to the Seller’s post-Closing Notice and Consent Requirements obligations under Section 5(b)(i).

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Ordinary Course of Business” means the ordinary course of business consistent with the applicable Person’s past custom and practice.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any exhibits, schedules, annexes or other attachments thereto, each as amended, restated, supplemented or otherwise modified from time to time.

“Other Purchase Agreements” means, collectively, (i) the Purchase and Sale Agreement dated as of even date herewith by and between the Buyer and Valero Energy Corporation (and certain of its Affiliates) and (ii) the Purchase and Sale Agreement dated as of even date herewith by and between the Buyer and El Paso Corporation, whereby the Buyer, directly or indirectly, has agreed to acquire all of the Equity Interest in the Javelina Partnerships (other than that portion of such Equity Interest constituting any portion of the Acquired Company Equity Interest).

“Parties” means, collectively, the Buyer and the Seller.

“Party” means, individually, the Buyer or the Seller.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Authority.

“Permitted Encumbrances” means any Encumbrance relating to any of the following: (i) any Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Acquired Company Assets in any manner, including any applicable Laws; (iii) any inchoate, mechanic’s, materialmen’s, and similar liens arising or incurred in the Ordinary Course of Business; (iv) any inchoate liens or other Encumbrances created pursuant to any operating, construction, operation and maintenance, co-owners, cotenancy, lease or other operating agreements for which amounts are not due; (v) the Organizational Documents of any Acquired Company; (vi) any purchase money liens and liens securing rental payments under capital lease arrangements; (vii) all matters of public record; (viii) any easements, rights-of-way, restrictions and other similar arrangements incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, character or extent and which do not in any case materially interfere with the ordinary conduct of the business of any of the Acquired Companies, taken as a whole; and (ix) the pledge by Kerr of its respective equity interests in Javelina GP and Javelina Holding as collateral under and pursuant to the terms of the Credit Agreement between Kerr (as Borrower) and JPMorgan Chase Bank, NA (as Administrative Agent and Collateral Agent) et al dated May 18, 2005, and the Guarantee and Collateral and Collateral Trust Agreement dated May 24, 2005, ancillary to the Credit Agreement.  Pursuant to the terms of the said agreements, the pledge of these equity interests will be automatically released upon Closing under this Purchase and Sale Agreement, without the necessity of any notice to or consent by any Person.

“Person” means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period beginning on or after the Effective Time.

“Post-Closing Tax Return” means any Tax Return that is required to be filed for any of the Acquired Companies, the Seller or any of its Affiliates with respect to a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending on or before the Effective Time.

“Pre-Closing Tax Return” means any Tax Return that is required to be filed for any Acquired Companies, the Seller or any of its Affiliates with respect to a Pre-Closing Tax Period.

“Prime Rate” means the prime rate reported in The Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

“Product Inventory” means, collectively, the quantity of natural gas, natural gas liquids and other products that are owned by the Acquired Companies (other than the Javelina Partnerships) and, to the extent of the Javelina Percentage Interest, the Javelina Partnerships as of the Effective Time, whether held in storage facilities, pipelines, fractionators or other facilities, including imbalances; but excluding line fill, tank bottoms, and cushion, pad and retainage products.

“Product Inventory Value Amount” means the Product Inventory quantity segregated as between all liquids and all gas, with each to be valued as set forth on Part I of Schedule 1(b).  An example of the schedule of Product Inventory valuation using pricing and quantity information as of March 31, 2005 is set forth on Part II of Schedule 1(b).

“Project Manager” shall have the meaning ascribed to such term in the partnership agreements of the Javelina Partnerships.

“Purchase Price” means One Hundred Forty Two Million U.S. Dollars ($142,000,000.00) plus (i) the amount, if any, by which the total of the Purchase Price Increases exceeds the total of the Purchase Price Decreases, or minus (ii) the amount, if any, by which the total of the Purchase Price Decreases exceeds the total of the Purchase Price Increases.

“Purchase Price Decreases” means, without duplication, (i) 100% of the amount, if any, of negative Working Capital of the Acquired Companies (other than the Javelina Partnerships), as of the Effective Time, (ii) the Javelina Percentage Interest of the amount, if any, of negative Working Capital of each Javelina Partnership as of the Effective Time, (iii) to the extent the Product Inventory Value Amount is negative, the Product Inventory Value Amount, (iv) any reduction of the Purchase Price pursuant to Section 5(e) (Damage or Condemnation), (v) long-term Unrecorded Obligations and indebtedness for borrowed money of the Acquired Companies (other than the Javelina Partnerships), excluding any such items otherwise specifically allocated in this Agreement and (vi) the Javelina Percentage Interest of long-term Unrecorded Obligations and indebtedness for borrowed money of the Javelina Partnerships, excluding any such items otherwise specifically allocated in this Agreement.

“Purchase Price Increases” means, without duplication, (i) 100% of the amount, if any, of positive Working Capital of the Acquired Companies (other than the Javelina Partnerships) as of the Effective Time, (ii) the Javelina Percentage Interest of the amount, if any, of positive

Working Capital of each Javelina Partnership as of the Effective Time, (iii) to the extent the Product Inventory Value Amount is positive, the Product Inventory Value Amount and (iv) the Reimbursable Capital Expenditures.

“Records” has the meaning set forth in Section 6(c).

“Reimbursable Capital Expenditures” means the aggregate amount of Capital Expenditures paid or payable by the Seller or its Affiliates (including the Acquired Companies) or the Javelina Partnerships (as prorated based on the Javelina Percentage Interest) that have been consented to in writing by the Buyer (in its sole discretion).

“Reorganization Transactions” means the transactions contemplated by the Transaction Agreements and the Interim Agreement.

“Retained Assets” has the meaning set forth in Section 2(f).

“Retained Assets Assignment” means the assignment and assumption agreement substantially in the form of Exhibit C, by which all of the Retained Assets are assigned by the Acquired Companies (other than the Javelina Partnerships) to the Seller (or its designee), and by which the transferee assumes certain obligations, effective as of a date prior to the Effective Time.

“Retained Electronic Data” means all electronic mail stored on any electronic, digital, or other storage or back up media and retained in the Ordinary Course of Business by the Seller or any Affiliate of the Seller (other than the Acquired Companies).

“Rights of Way” means any and all rights-of-way, easements, permits, licenses, franchises or other rights of ingress and egress associated with, arising out of, or related to the ownership or operation of the Acquired Company Assets.

“ROFR Waiver Agreement” means the ROFR Waiver and Side Agreement as of even date herewith among the partners of the Javelina Partnerships and certain of their respective Affiliates (including any exhibits, schedules, annexes or other attachments thereto), as amended, restated or otherwise modified from time to time, which agreement addresses, among other things, certain possible preferential purchase rights relating to the Javelina Pipeline Interest and the Javelina Plant Interest, as well as operatorship of, and access to, the Javelina Partnerships.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller” has the meaning set forth in the Preface.

“Seller Indemnitees” means, collectively, the Seller and its Affiliates and each of their respective officers (or Persons performing similar functions), directors (or Persons performing similar functions), employees, agents, and representatives.

“Seller’s Knowledge” means the actual conscious awareness of each individual listed on Schedule 1(a) with respect to a particular fact or other matter at the time of determination (i.e. at signing or Closing, or both) without investigation or inquiry.

“Seller Party” means each of (i) the Seller and (ii) each Affiliate of the Seller that is a party to any Transaction Agreement.

“Software” means any and all of the following that are used by the Acquired Companies: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means a Tax period or Tax year commencing before and ending after the Effective Time.

“Straddle Return” means a Tax Return for a Straddle Period.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy tax or similar tax-based fee or imposition of any kind whatsoever, whether imposed on any Acquired Company or Acquired Company Assets by any Governmental Authority, pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of Law, as a transferee, successor or custodian, or by contract or otherwise, together with any interest, penalty or addition thereto, whether disputed or not.

“Tax Records” means all Tax Returns and Tax-related work papers relating to any Acquired Company or Acquired Company Asset.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials that are used by the Acquired Companies.

“Technology Licenses” means any and all intellectual property licenses and other similar arrangements (including, without limitation, computer software, telephone and radio licenses, and scientific processes) relating to any of the Acquired Company Assets.

“Third Party Claim” has the meaning set forth in Section 8(d).

“Transaction Agreements” means this Agreement, the Acquired Company Equity Interests Assignments, the Retained Assets Assignment, each of the Commercial Agreements, the Javelina Indemnity Agreement and the ROFR Waiver Agreement.

“Unrecorded Obligations” means, with respect to a Person, all liabilities incurred and payable by such Person that relate to any deferred payment(s) on account of the provision of goods or services to such Person and that would be required to be recorded in accordance with GAAP in such Person’s financial statements as a liability.

“Working Capital” means current assets minus current liabilities as of the Effective Time as determined in accordance with GAAP; provided, however, that the term “Working Capital” shall not include (without duplication) the value of any (i) Product Inventory, (ii) current assets or liabilities relating to Taxes, (iii) current assets or liabilities relating to purchase accounting reserves, (iv) current liabilities or current assets otherwise included in Working Capital and for which this Agreement allocates the ultimate economic costs or benefits to the Seller or the Buyer (e.g., specified Straddle Period Taxes) and (v) any accounts receivable with a Person that has any account receivable balance 90 or more days past due.  Schedule 1(c) is the schedule of Working Capital for the Acquired Companies as of March 31, 2005.

2.                                       The Transaction.

(a)                                  Sale of Acquired Company Equity Interests.  Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer the Acquired Company Equity Interests (which includes beneficial and indirect record ownership of the Javelina Plant Interest and the Javelina Pipeline Interest), and the Buyer agrees to purchase such Acquired Company Equity Interests.

(b)                                 Consideration.  In consideration for the assignment of such Acquired Company Equity Interests, the Buyer agrees to pay the Seller the Purchase Price set forth in the Closing Statement in cash by wire transfer of immediately available federal funds.

(c)                                  The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller or its counsel, commencing at 10:00 a.m., local time, on the earlier to occur of (i) the first day of the calendar month after which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party shall take at the Closing itself) are and have been for a period of at least three (3) business days satisfied or waived or (ii) such other date as the Parties may mutually determine (the “Closing Date”); provided that, if such date is not a business day, the Parties will close into escrow on the preceding business day with the Closing to be effective for all purposes on the first day of the month.

(d)                                 Deliveries at the Closing.  At the Closing,

(i)                                     the Seller shall deliver to the Buyer the certificate referred to in Section 9(o);

(ii)                                  the Seller will, and will cause each applicable Seller Party and, to the extent it has the Legal Right, each Javelina Partnership, to execute and deliver each Transaction Agreement (other than any Transaction Agreement that is executed before the Closing) to which such Seller Party is a party;

(iii)                               the Buyer will, and will cause the applicable Buyer Party to, execute and deliver each Transaction Agreement to which such Buyer Party is a party;

(iv)                              the Seller shall deliver to the Buyer the Interim Closing Statement;

(v)                                 the Seller shall deliver, or cause to be delivered, to the Buyer evidence of the resignation or removal of any officers, directors, Representatives (as defined in the partnership agreements of the Javelina Partnerships) or managers of (x) each Acquired Company (other than any Javelina Partnership) and (y) of the Javelina Partnerships that the Seller has the Legal Right to so remove or to cause to so resign, in each case that the Buyer has not identified to the Seller within a reasonable period of time before Closing as a Person that will be continuing with such Acquired Company in that capacity after the Closing;

(vi)                              the Seller shall deliver to the Buyer an officer’s certificate verifying that the conditions of the Buyer set forth in Section 7(a)(i) have been satisfied;

(vii)                           the Buyer shall deliver to the Seller an officer’s certificate verifying that the conditions of the Seller set forth in Section 7(b)(i) have been satisfied; and

(viii)                        at any time on or before the Closing, the Seller shall deliver to the Buyer such applicable Organizational Documents, resolutions and certificates of good standing, in such form as is reasonably acceptable to the Buyer.

(e)                                  Interim Closing Statement and Post-Closing Adjustment.

(i)                                     At least five (5) business days prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement (the “Interim Closing Statement”) setting forth the Seller’s good faith estimate of the Purchase Price, including a schedule of Product Inventory valuation, Working Capital, Purchase Price Increases and Purchase Price Decreases, in each case of the Acquired Companies, and any other reasonable detail.  As soon as practicable, but in any event no later than one hundred twenty (120) days following the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller (i) a good faith statement, including reasonable detail, of the actual Purchase Price (such statement, as it may be adjusted pursuant to Section 2(e)(ii), the “Closing Statement”), including a schedule of Product Inventory valuation, Working Capital, Purchase Price Increases and Purchase Price Decreases, in each case of the Acquired Companies, and any other reasonable detail.  In connection with the preparation of the Closing Statement, the Seller shall measure the Product Inventory quantities in its control as of the Effective Time, and the Buyer’s representatives shall be given reasonable advance notice of, and shall be permitted to attend and observe, such measurement and to have reasonable access to documentation of Product Inventory positions prepared by the Seller and other Persons (to the extent the Seller has the Legal Right or other legal authority and right to access such Person’s documentation).  In the event that all actual Product Inventory quantities are not known prior to Closing, the Seller shall make a good faith estimate of the Product Inventory quantities and the related Product Inventory Value Amount, which information shall be attached to the Interim Closing Statement.  By way of example, Schedule 2(e) is a hypothetical Interim Closing Statement that assumes the Closing occurred on March 31, 2005.

(ii)                                  Upon receipt of the Closing Statement, the Seller and the Seller’s independent accountants shall be permitted during the succeeding sixty (60)-day period to examine the work papers used or generated in connection with the preparation of the Closing Statement and such other documents as the Seller may reasonably request in connection with its review of the Closing Statement, including the income statements for the Acquired Companies.  Within sixty (60) days of receipt of the Closing Statement, the Seller shall deliver to the Buyer a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Closing Statement.  Additionally, if the Buyer receives a timely objection to the proposed Closing Statement pursuant to the comparable provision of the Other Purchase Agreements, the Buyer shall provide notice to the Seller of objection notice and, if then elected by the Seller, the Seller shall be deemed to have timely made the same objection to the Closing Statement made under the Other Purchase Agreements.  If the Buyer does not receive, within sixty (60) days of the Seller’s receipt of the Closing Statement, the Seller’s written statement describing in reasonable detail the Seller’s objections (and the Seller is not deemed to have timely objected pursuant to the preceding sentence), the Closing Statement shall become final and binding.  If the Seller raises written objections within the 60-day period (or the Seller is deemed to have timely objected pursuant to the preceding sentence), the Parties shall negotiate in good faith to resolve any such objections.  If the Parties are unable to resolve any disputed item, other than matters involving the application or interpretation of the Law or other provisions of this Agreement, within thirty (30) days after the Buyer’s receipt of the Seller’s written objections, any such disputed items shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item in accordance with GAAP within thirty (30) days.  The resolution of such disputes (as limited in the preceding sentence) shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Closing Statement shall become final and binding upon the date of such resolution.  The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Seller.  The Parties agree that any disputed item related to the application or interpretation of the Law or other provisions of this Agreement shall not be resolved by the designated accounting firm.

(iii)                               If the Purchase Price as set forth on the Closing Statement exceeds the estimated Purchase Price as set forth on the Interim Closing Statement, the Buyer shall pay the Seller, without offset or deduction, in cash the amount of such excess. If the estimated Purchase Price as set forth on the Interim Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Seller shall pay to the Buyer, without offset or deduction, in cash the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Seller, or to be paid by the Seller to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(e)(iv) at a mutually convenient time and place within five (5) business days after the later of acceptance of the Closing Statement or the resolution of the Seller’s objections thereto pursuant to Section 2(e)(ii)).

(iv)                              Any payments pursuant to this Section 2(e) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be.  The amount of the payment to be made pursuant to this Section 2(e) shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two (2) percent (not to exceed the maximum rate permitted by applicable Law).  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty five (365) days and the actual number of days for which due.

(v)                                 Except as set forth in Section 2(e)(ii), each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

(f)                                    Retained Assets.  Notwithstanding any other provision of this Agreement, the transactions contemplated by this Agreement exclude each and every right, title, interest or other asset in any way relating to the matters described below to the extent in any way owned by, or that in any way accrued to the benefit of, any Acquired Company (other than those actually owned by the Javelina Partnerships) (including their respective successors) prior to the Closing Date (all of which are referred to as the “Retained Assets”):

(i)                                     Retained Electronic Data;

(ii)                                  the Kerr Marks;

(iii)                               any refunds from taxing authorities attributable to any period before the Effective Time;

(iv)                              all books, records, work papers, Tax Returns, etc., relating to Taxes;

(v)                                 all insurance policies or other agreements of insurance that relate to the assets or businesses of any of such Acquired Company, except with respect to any claims made prior to the Effective Time; and

(vi)                              any files, records, contracts or other documents of the Seller or any of its Affiliates relating to any analysis of the Buyer’s bid or offer and any analysis of any other bids or offers with respect to any such Acquired Company or all or any part of such Acquired Company Assets, including those in competition with the Buyer’s bid or offer.

Prior to the Closing Date, the Seller shall cause any such Acquired Company to transfer, for or without consideration, the Retained Assets to the Seller, any of its Affiliates or any designee.  Notwithstanding anything to the contrary provided elsewhere in this Agreement, the term Acquired Company Assets does not include (and similar terms or phrases contained in the Transaction Agreements shall not include) the Retained Assets, and, accordingly, the Seller’s representations, warranties and covenants shall not apply to the Retained Assets.  For the avoidance of doubt, but without limiting the generality of the foregoing, neither the Seller nor any of its Affiliates is assuming or otherwise becoming responsible for any Obligation pursuant to this Section 2(f); provided, however, that the Seller is providing the indemnification specified in Section 8(b)(vii)(B) relating to the Retained Assets.

3.                                       Representations and Warranties Concerning the Transaction.

(a)                                  Representations and Warranties of the Seller.  The Seller hereby represents and warrants to the Buyer as follows:

(i)                                     Organization and Good Standing.  Each Seller Party (other than KM Investment and the Acquired Companies) is a limited liability company, limited partnership or corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  KM Investment is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Each Seller Party (other than the Acquired Companies) is duly qualified or authorized to do business and is in good standing under the Laws of each state in which the conduct of its business or the ownership of its assets or properties requires such qualification or authorization, except where the lack of such qualification would not have an adverse effect in any material respect on the ability of any such Seller Party to consummate the transactions contemplated hereby.  Each such Seller Party (other than the Acquired Companies) has full power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it, except where the lack of such power and authority would not have an adverse effect in any material respect on the ability of any such Seller Party to consummate the transactions contemplated hereby.

(ii)                                  Authorization of Transaction.  Each Seller Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Seller Party is a party and to perform its obligations thereunder.  The execution and delivery of each of the Transaction Agreements to which any Seller Party is a party and the consummation of the transactions contemplated thereby have been duly authorized by all required entity action on the part of each such Seller Party.  This Agreement has been, and each of the other Transaction Agreements to which any Seller Party is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller Party, and each Transaction Agreement to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except as contemplated by Section 5(g) and as set forth on Schedule 3(a)(ii), no Seller Party (other than the Javelina Partnerships) need give any notice to, make any filing with, or obtain any waiver, Permit, order, authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Seller Party is a party, except for the prior approval of the FTC and except for such notices, filings, authorizations, consents or approvals as would not have an adverse effect in any material respect on the ability of any Seller Party to consummate the transactions contemplated hereby.

(iii)                               Noncontravention.  Except for prior approval of the FTC, if applicable, or as contemplated by Section 5(g) and for filings specified in Schedule 3(a)(ii) or as set forth in Schedule 3(a)(iii), neither the execution and delivery of any Transaction Agreement to which any Seller Party (other than the Acquired Companies) is a party, the compliance by any such Seller

Party with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) any Law to which any such Seller Party is subject or any provision of its Organizational Documents, or (B) any agreement or permit to which any such Seller Party is a party or by which it is bound or to which any of its assets or properties are subject, or (C) any order of any Governmental Authority applicable to any such Seller Party or by which any of the properties or assets of such Seller Party are bound, except for any such violation, default or right of termination or cancellation as would not have an adverse effect in any material respect on the ability of any Seller Party to consummate the transactions contemplated hereby.

(iv)                              Brokers’ Fees.  No Seller Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any Acquired Company could become liable or obligated.

(b)                                 Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Seller as follows:

(i)                                     Organization of the Buyer.  Each Buyer Party is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Delaware.  Each Buyer Party is duly qualified or authorized to do business and is in good standing under the Laws of each state which requires such qualification, except where the lack of such qualification would not have an adverse effect in any material respect on the ability of any such Buyer Party to consummate the transactions contemplated hereby.  Each Buyer Party has full power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it, except where the lack of such power and authority would not have an adverse effect in any material respect on the ability of any such Buyer Party to consummate the transactions contemplated hereby.

(ii)                                  Authorization of Transaction.  Each Buyer Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Buyer Party is a party and to perform its obligations thereunder.  The execution and delivery of each of the Transaction Agreements to which any Buyer Party is a party and the consummation of the transactions contemplated thereby have been duly authorized by all required entity action on the part of each such Buyer Party.  This Agreement has been, and each of the other Transaction Agreements to which any Buyer Party is a party will be at or prior to the Closing, duly and validly executed and delivered by such Buyer Party, and each Transaction Agreement to which any Buyer Party is a party constitutes the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except as contemplated by Section 5(g) and as set forth on Schedule 3(b)(ii), no Buyer Party need give any notice to, make any filing with, or obtain any waiver, Permit, order, authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Buyer Party is a party, except for the prior approval of the FTC and except for such notices, filings, authorizations, consents or approvals as would not have an adverse effect in any material respect on the ability of any Buyer Party to consummate the transactions contemplated hereby.

(iii)                               Noncontravention.  Except for the prior approval of the FTC or as contemplated by Section 5(g) and for filings specified in Schedule 3(b)(ii) or as set forth in Schedule 3(b)(iii), neither the execution and delivery of any Transaction Agreement to which any Buyer Party is a party, the compliance by any such Buyer Party with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (A) any Law to which such Buyer Party is subject or any provision of its Organizational Documents, or (B) any agreement or permit to which any such Buyer Party is a party or by which it is bound or to which any of its assets or properties are subject, or (C) any order of any Governmental Authority applicable to any such Buyer Party or by which any of the properties or assets of such Buyer Party are bound, except for any such violation, default or right of termination or cancellation as would not have an adverse effect in any material respect on the ability of any Buyer Party to consummate the transactions contemplated hereby.

(iv)                              Brokers’ Fees.  No Buyer Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(v)                                 Investment.  The Buyer is not acquiring the Acquired Company Equity Interests with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act.  The Buyer is familiar with investments of the nature of the Acquired Company Equity Interests, understands that this investment involves substantial risks, has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Company Equity Interests, and is able to bear such risks.  The Buyer has had the opportunity to visit with the Seller and its applicable Affiliates and meet with their representative officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Acquired Companies, has received (to the Buyer’s knowledge) all materials, documents and other information in the possession of the Seller and its Affiliates that the Buyer deems necessary or advisable to evaluate the Acquired Companies, and has made its own independent examination, investigation, analysis and evaluation of the Acquired Companies, including its own estimate of the value of the Acquired Companies.

(vi)                              Availability of Funds.  The Buyer has, or will have as of the Closing Date, sufficient funds with which to pay the Purchase Price and consummate the transactions contemplated by this Agreement.  The ability of the Buyer to consummate the transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.

4.                                       Representations and Warranties Concerning the Acquired Company Equity Interests, Acquired Companies and Acquired Company Assets.  The Seller represents and warrants to the Buyer as follows; provided, however, that, except with respect to Section 4(b), any representation or warranty given in this Section 4 with respect to the Javelina Partnerships or the assets, properties, obligations, activities and other matters relating to the Javelina Partnerships shall be deemed to be made to the Seller’s Knowledge):

(a)                                  Organization, Qualification, and Company Power.  Javelina GP is a limited liability company duly organized, validly existing and is in good standing under the laws of the State of Delaware.  Javelina Holding is a limited partnership duly organized, validly existing and is in good standing under the laws of the State of Oklahoma.  Each Javelina Partnership is a general partnership duly organized and validly existing under the laws of the State of Texas.  Each of Javelina GP and Javelina Holding is duly qualified or authorized to do business and is in good standing under the Laws of the State of Texas.  Each Acquired Company has full power and authority to carry on the businesses in which it is engaged (as such businesses are presently conducted) and to own, lease and use the properties and assets owned, leased and used by it in the State of Texas.  The Seller has provided the Buyer with complete copies (including all amendments, restatements and other modifications) of the Organizational Documents of each Acquired Company as in effect on the date of this Agreement.

(b)                                 Capitalization.

(i)                                     The capitalization of the Acquired Companies on the Closing Date will be as follows:

(A)                              Kerr Investment will own (beneficially and of record) the Javelina GP Interest.

(B)                                Javelina GP will own (beneficially and of record) the Javelina Holding 1% Interest.

(C)                                Javelina LP will own (beneficially and of record) the Javelina Holding 99% Interest.

(D)                               Javelina Holding will own (beneficially and of record) the Javelina Plant Interest and the Javelina Pipeline Interest.

(ii)                                  The Acquired Company Equity Interests have been duly authorized, and are validly issued and fully paid and (except with respect to the general partner interests or as set forth to the contrary in the applicable governing documents) non-assessable.  Except to the extent created under the Securities Act, state securities Laws, limited liability company Laws, partnership Laws and general corporation Laws of the Acquired Companies’ state of formation, and as created by the Organizational Documents of the Acquired Companies, (x) the Acquired Company Equity Interests are each held as set forth above, free and clear of any Encumbrances and (y) there are no Commitments with respect to any Equity Interest (1) of any of the Acquired Companies (other than the Javelina Partnerships), (2) constituting the Javelina Plant Interest or  (3) constituting the Javelina Pipeline Interest.  Except as provided in the Organizational Documents of any Acquired Company, no Seller Party is party to any voting trusts, proxies, or other agreements or understandings with respect to the voting, redemption, sale, transfer or other disposition of any Equity Interest of any of the Acquired Companies.

(iii)                               No Equity Interests.  Other than any Acquired Company Equity Interest, none of the Acquired Companies own, directly or indirectly (and the Acquired Company Assets do not include), any Equity Interest in any other Person.

(iv)                              The Seller has provided the Buyer with a true and complete copy of the Organizational Documents (including each and every amendment thereof) of each of the Acquired Companies.

(v)                                 The Acquired Company Equity Interest Assignment will transfer to the Buyer good and indefeasible title to the Acquired Company Equity Interests (other than those Acquired Company Equity Interests that are owned by any Acquired Company, being the Javelina Plant Interest and the Javelina Pipeline Interest), free and clear of any and all Encumbrances.

(c)                                  Authorization of Transaction.  Noncontravention.  Except as contemplated by Section 5(g) and as set forth on Schedule 4(c), neither of the Javelina Partnerships need give any notice to, make any filing with, or obtain any waiver, Permit, order, authorization, consent, or approval of any Governmental Authority or any other Person in order to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which any Javelina Partnership is a party, except for the prior approval of the FTC and except for such notices, filings, authorizations, consents or approvals as would not have an adverse effect in any material respect on the ability of the Seller to consummate the transactions contemplated hereby. Except for the approval of the FTC, if applicable, or as contemplated by Section 5(g) or as set forth in Schedule 4(c), neither the execution and delivery of any Transaction Agreement, the compliance with any of the provisions thereof, nor the consummation of any of the transactions contemplated thereby, shall result in the imposition of any Encumbrance (except any created by any Transaction Document) on any of the Acquired Company Equity Interests or any of the Acquired Company Assets, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of:  (i) any material Law to which any of the Acquired Companies or any of the Acquired Company Assets is subject or any provision of the Organizational Documents of any of the Acquired Companies, or (ii) any material agreement (excluding Rights of Way) or permit to which any of the Acquired Companies, any of the Acquired Company Equity Interests or any of the Acquired Company Assets is subject, or (iii) any order of any Governmental Authority applicable to any Acquired Company, any of the Acquired Company Equity Interests or any of the Acquired Company Assets.

(d)                                 Changes.  Except (i) as set forth in Schedules 4(d), 4(l)(i) and 4(l)(ii), (ii) with respect to the Reorganization Transactions and (iii) as otherwise permitted by this Agreement, from May 31, 2005 to the date of this Agreement:

(i)                                     the Acquired Company Assets, taken as a whole, have been operated and maintained in the Ordinary Course of Business;

(ii)                                  the Acquired Companies, taken as a whole, have conducted their respective businesses only in the Ordinary Course of Business;

(iii)                               there has been no purchase, sale, exchange or lease of any property, plant or equipment of any Acquired Company, other than those not exceeding net proceeds of one million dollars ($1,000,000) in the aggregate;

(iv)                              there has not been any change, event or loss affecting any Acquired Company that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; and

(v)                                 there has been no contract, commitment or agreement to do any of the foregoing, except as expressly permitted by this Agreement.

(e)                                  Legal Compliance; Permits.  To the Seller’s Knowledge, currently and since December 31, 2002, each Acquired Company has complied and is in compliance with all applicable Laws of all Governmental Authorities.  Neither Seller nor any Acquired Company has received any written notice of or has been charged with the violation of any material Laws applicable to the Acquired Company Assets.  To the Seller’s Knowledge, the Acquired Companies currently have all material Permits that are necessary to operate the Acquired Company Assets and the operations related thereto in the Ordinary Course of Business, all such Permits are in full force and effect, and no Acquired Company is in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any such Permits.  Notwithstanding the previous sentences, the Seller makes no representations or warranties in this Section 4(e) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller are set forth in Sections 4(f) and 4(i), respectively.

(f)                                    Tax Matters.  Except as set forth in Schedule 4(f):

(i)                                     To the Seller’s Knowledge, the Acquired Companies have timely filed all Tax Returns with respect to the Acquired Companies and the Acquired Company Assets that they were required to file and such Tax Returns are accurate in all material respects.  All Taxes (whether or not shown on any Tax Return) required to be paid by any of the Acquired Companies or with respect to the Acquired Company Assets have been paid.

(ii)                                  The Acquired Companies have duly complied with all withholding Tax and Tax deposit requirements;

(iii)                               None of the Acquired Companies are under investigation, audit or examination by any Governmental Authority, and there are no claims or proceedings now pending or threatened against the Acquired Companies with respect to any Tax or any matters under discussion with any Governmental Authority relating to any Tax;

(iv)                              There are no liens on any of the Acquired Company Assets related with any failure (or alleged failure) to pay any Tax;

(v)                                 There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to any of the Acquired Companies;

(vi)                              To the Seller’s Knowledge, all material Acquired Company Assets have been included on the property tax rolls of the Tax jurisdictions in which the property is located and there is no omitted property in such jurisdictions; and

(vii)                           None of the Acquired Companies have elected to be taxed or are subject to being taxed as a corporation for federal income tax purposes.

(g)                                 Contracts and Commitments.  Included in Schedule 4(g)(i) is a description of each Acquired Company Contract (excluding Rights of Way) existing on the date of this Agreement that fits into the categories described in (i) – (xii) below (such Acquired Company Contracts are, collectively, the “Material Contracts”):

(i)                                     (A) any that resulted in aggregate payments by an Acquired Company of more than two million five hundred thousand ($2,500,000) dollars during the twelve months ending December 31, 2004 (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues), or (B) are reasonably expected (regardless of the term) to result in aggregate payments by an Acquired Company of $2,500,000 or more in either calendar years 2005 or 2006;

(ii)                                  (A) any that resulted in aggregate revenues to an Acquired Company of more than:  (1) two million five hundred thousand ($2,500,000) dollars during the twelve months ending December 31, 2004 (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues), or (B) are reasonably expected (regardless of the term) to result in aggregate revenues by an Acquired Company of $2,500,000 or more in either calendar years 2005 or 2006;

(iii)                               any hydrocarbon purchase and sale, transportation, processing or similar agreement of an Acquired Company that is not terminable on one hundred eighty (180) days or less notice or that has a remaining term of more than one hundred eighty (180) days;

(iv)                              any that is an indenture, mortgage, loan, credit or sale-leaseback or similar financial agreement or any other agreement representing indebtedness for borrowed monies where an Acquired Company is a borrower or a guarantor;

(v)                                 any that constitutes a lease under which an Acquired Company is the lessor or the lessee of real or personal property, which lease (A) cannot be terminated by such Acquired Company without penalty upon one hundred eighty (180) days or less notice and (B) involves an annual base rental of more than five hundred thousand ($500,000) dollars;

(vi)                              any between an Acquired Company (other than the Javelina Partnerships), on the one hand, and the Seller and its Affiliates (other than the Acquired Companies or any current officer or director of any Acquired Company), on the other hand, all of which are listed on Schedule 4(g)(vi);

(vii)                           any with respect to any swap, forward, future or derivative transaction or option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction;

(viii)                        any entered into on or after December 31, 2004 for the sale of any of the assets of any Acquired Company (other than Product Inventory sold in the Ordinary Course of Business), for consideration in excess of five million dollars ($5,000,000);

(ix)                                each agreement that limits or purports to limit the ability of an Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time that will not expire upon consummation of the transactions contemplated by this Agreement and that is not cancelable without penalty or further payment and without more than 30 days’ notice; and

(x)                                   any under which an Acquired Company provides a guaranty or an indemnity with respect to any obligation of any Person other than an Acquired Company.

Except as set forth on Schedule 4(g)(ii) and except for any such matters that would not be material, there exists no breach or default under any Material Contract or New Contract by any Acquired Company or, to the Seller’s Knowledge, by any other Person that is a party to such contract.  Except as set forth on Schedule 4(g)(ii) and except for any matter that would not be material, to the Seller’s Knowledge no event has occurred that with notice or lapse of time or both would reasonably be expected to constitute a default under any Material Contract or New Contract by any Acquired Company or, by any other Person who is a party to such contract.  No Acquired Company has received any written notice of any material default under any Material Contract or New Contract, and no Acquired Company has received from any other party to any Material Contract or New Contract any written notice of such party’s intent to terminate any such Material Contract.  The Seller has furnished or made available to the Buyer a true and correct copy of each Material Contract and New Contract, and each written amendment thereto.  To the Seller’s Knowledge, each Material Contract and New Contract is in full force and effect and is valid, in each case according to its terms.

(h)                                 Litigation.  Schedule 4(h) sets forth each instance in which any of the Acquired Companies or any of the Acquired Company Assets (A) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (B) is the subject of any judicial, administrative or arbitral action, suit, or hearing pending before any Governmental Authority or (C) to the Seller’s Knowledge, threatened material claim, demand, or notice of violation or liability from any Person or any investigation or similar proceeding by any Governmental Authority.

(i)                                     Environmental Matters.  To the Seller’s Knowledge, except as set forth in Schedule 4(i):  (a) since December 31, 2002, the Acquired Companies and their respective businesses, operations, and properties have been and are in material compliance with all Environmental Laws and all permits, registrations, licenses, approvals, exemptions, variances, and other authorizations required of the Acquired Companies under material Environmental Laws (the “Environmental Permits”); (b) since December 31, 2003, the Acquired Companies have obtained or filed for all material Environmental Permits for their respective businesses, operations, and properties as they currently exist and all such Environmental Permits are currently in full force and effect; (c) the Acquired Companies and their respective businesses, operations, and properties are not subject to any pending or material threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; (d) there have been no material releases or threatened releases of Hazardous Substances on, under or from the properties of the Acquired Companies; and (e) the Acquired Companies have not received any written notice asserting an alleged liability or obligation under any Environmental Laws against the Acquired Companies with respect to the actual or alleged Hazardous Substance contamination of any property offsite of the properties of the Acquired Companies.  To the Seller’s Knowledge, the Seller has made available to the Buyer complete copies of each report, study, assessment or similar document (including any drafts that were prepared by consultants and presented but not finalized) prepared with respect to any property or asset (owned now) of any Acquired Company.  To the Seller’s Knowledge, except for those made available, no other such reports have been prepared for any Acquired Company or any of their properties during the last four years.

The Seller does not make any representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(i).

(j)                                     Title to the Acquired Company Assets.  Each Acquired Company has good and marketable title to all of its respective Acquired Company Assets, in each case free and clear of all Encumbrances, except (w) for Permitted Encumbrances, (x) for Encumbrances disclosed on Schedule 4(j), (y) with respect to claims that are not by, through or under such Acquired Company, the Seller or any Seller Affiliate, and (z) with respect to Rights of Way.  To the Seller’s Knowledge, each Acquired Company has good and marketable title to all of its respective Acquired Company Assets constituting Rights of Way, in each case, free and clear of all Encumbrances, except (1) for Permitted Encumbrances, (2) for Encumbrances disclosed on Schedule 4(j), and (3) with respect to claims that are not by, through or under such Acquired Company, the Seller or any Seller Affiliate.

(k)                                  Potential Preferential Purchase Rights.  Except as set forth on Schedule 4(k), there are no preferential purchase rights, rights of first refusal, options or other rights held by any Person not a party to this Agreement to purchase or acquire any or all of the Acquired Company Equity Interests, or any of the assets or properties of the Acquired Companies, in whole or in part, that would be triggered or otherwise affected as a result of the transactions contemplated by this Agreement.

(l)                                     Financial Information.

(i)                                     Schedule 4(l)(i) sets forth (w) the audited balance sheets as of December 31, 2004 and 2003 and related statements of operations, cash flows and partners’ capital for the years ended December 31, 2004 and 2003 of Javelina Plant, (x) the audited balance sheets as of December 31, 2003 and 2002 and related statements of operations, cash flows and partners’ capital for the years ended December 31, 2003 and 2002 of Javelina Plant, (y) the audited balance sheets as of December 31, 2004 and 2003 and related statements of operations, cash flows and partners’ capital for the years ended December 31, 2004 and 2003 of Javelina Pipeline and (z) the audited balance sheets and related statements of operations, cash flows and partners’ capital of Javelina Pipeline as of December 31, 2003 and 2002 and for the years then ended.  To the Seller’s Knowledge, each set of the audited financial statements contained in Schedule 4(l)(i) was prepared in accordance with GAAP and fairly presents, in all material respects, the financial position and results of operation, cash flows and partners’ capital associated with the ownership and operation of such Persons referenced therein as of the dates and for the periods indicated.

(ii)                                  Schedule 4(l)(ii) sets forth (x) the unaudited balance sheet and related statements of operations and cash flows of Javelina Plant as of May 31, 2005 and for the five months then ended and (y) the unaudited balance sheet and related statements of operations and cash flows of Javelina Pipeline as of May 31, 2005 and for the five months then ended.  To the Seller’s Knowledge, each set of unaudited financial information contained in Schedule 4(l)(ii) (1) was extracted from the corporate financial records of the Javelina Partnerships, which records are maintained on the same basis on which the Project Manager maintains its corporate financial records for similarly sized and situated Persons, (2) was generally maintained and prepared in accordance with GAAP concepts (except as set forth therein and except for the absence of footnotes, year-end adjustments, periodic accrual adjustments, transactions and entries typically eliminated in consolidation, the allocation of overhead and the effects of the Reorganization Transactions), (3) reasonably presents, in all material respects, the financial information depicted therein as of the dates and for the periods indicated and (4) contains the primary information used by the management of the Seller and its Affiliates to evaluate the financial performance of the Acquired Companies.

(m)                               Employee Matters.  None of the Acquired Companies has any employees.  No Acquired Company has ever been a party to any labor or collective bargaining agreement.  No Acquired Company has at any time maintained, contributed to or been an adopting employer of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or any other plan, program or policy of deferred compensation, fringe benefits or other compensatory arrangements (written or unwritten) for any employees.  No Acquired Company is liable for any contributions, withdrawal liability, premiums or other obligations under ERISA pertaining to any employee benefit plan of the Seller or any of its Affiliates.

(n)                                 Regulatory Matters.  No Seller Party or Acquired Company is subject to regulation as (i) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” or a “public utility,” as each such term is defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder; or (iii) a “natural gas company,” as defined in the Natural Gas Act of 1938, as amended.

(o)                                 No Unrecorded Obligations.  Except for Unrecorded Obligations:  (i) disclosed, reflected or reserved against on the face of the balance sheet for the five months ended May 31, 2005 that are included in the financial information contained in Schedule 4(l)(ii); (ii) incurred in the Ordinary Course of Business after May 31, 2005; (iii) arising from the execution, delivery or performance of this Agreement or any other agreement contemplated hereby; or (iv) disclosed on any Schedule to this Agreement, to the Seller’s Knowledge, none of the Acquired Companies has any material Unrecorded Obligations.

(p)           Intellectual Property.  Schedule 4(p) sets forth all Intellectual Property used by any Acquired Company in the conduct of its business.  Except as set forth on Schedule 4(p), the Acquired Companies own or have valid licenses to use all such Intellectual Property.  Except as set forth on Schedule 4(p), no Intellectual Property used by any of the Acquired Companies is the subject of any challenge received by any of the Acquired Companies in writing, and to the Seller’s Knowledge, no such challenge has been threatened.

(q)           Sufficiency of the Acquired Company Assets.  Except as otherwise set forth in this Agreement (including the Reorganization Transactions), to the Seller’s Knowledge, the Acquired Company Assets constitute all of the assets (excluding Rights of Way), taken as a whole, that generated the financial results reflected in the financial information contained in Schedules 4(l)(i) and 4(l)(ii) and attributable to the twelve months ending December 31, 2004 and the five months ending May 31, 2005.

(r)            Bank Accounts.  Other than the Javelina Partnerships, none of the Acquired Companies maintains any bank accounts.  Schedule 4(r) contains a list, as of the date of this Agreement, of each bank account of each Javelina Partnership.

(s)           Bonds; Guarantees.  Except as listed on Schedule 4(s), there are no bonds, guarantees or other forms of credit support or similar arrangements provided by the Seller or its Affiliates (other than the Acquired Companies) for the benefit of the Acquired Companies.

5.             Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

(a)           General.  The Buyer shall use its commercially reasonable efforts to satisfy the Seller’s conditions to closing in Section 7(b).  The Seller shall use its commercially reasonable efforts to satisfy the Buyer’s conditions to closing in Section 7(a).

(b)           Notices, Consents and Audited Financial Statements.

(i)            The Seller shall use commercially reasonable efforts to obtain the satisfaction of all Notice and Consent Requirements (other than with respect to those set forth on Schedules 3(b)(ii) or 3(b)(iii) or required under the HSR Act or FCC Regulations) on or prior to the Closing Date.  Each Party agrees that the ROFR Waiver Agreement, when duly executed and delivered by the parties thereto, shall constitute procurement of the Notice and Consent Requirements with respect to those matters set forth on Schedule 4(k).  The Buyer shall use commercially reasonable efforts to obtain all Notice and Consent Requirements with respect to those set forth on Schedules 3(b)(ii) and 3(b)(iii) (other than with respect to those required under the HSR Act or FCC Regulations).  Each Party agrees to use commercially reasonable efforts to cooperate with and assist the other Party in satisfying the Notice and Consent Requirements for which the other Party is responsible.  The Seller’s obligations under the immediately preceding sentence shall survive for 90 days after the Closing.  Each Party hereby acknowledges and agrees that the failure to obtain the satisfaction of any Notice and Consent Requirement, except for those under the HSR Act, shall not delay or otherwise prohibit the occurrence of the Closing or the consummation of the transactions contemplated by this Agreement.  The Seller shall pay all Adverse Consequences arising from or attributable to the failure to obtain the satisfaction of any Notice and Consent Requirements required under FCC Regulations, and the Buyer shall pay for all other Adverse Consequences arising from or attributable to the failure to obtain the satisfaction of any other Notice and Consent Requirements.

(ii)           In addition to the audited financial statements provided in Schedule 4(l)(i), the Seller will provide unaudited financial statements relating to the Javelina Partnerships as of and for the period ending in 2005 through June 30, 2005.  The Seller will: (A) cause the Javelina Partnerships’ auditors to review such unaudited financial statements, (B) direct such auditors to provide the Buyer’s auditors access to the auditors’ work papers, and (C) use commercially reasonable efforts to provide other financial information reasonably requested by the Buyer.  The Buyer shall pay and/or reimburse the Seller for all reasonable costs incurred in connection with the preparation of financial information referenced in this Section 5(b)(ii), if the Closing occurs or if the Closing does not occur for any reason other than the default under this Agreement by the Seller.

(c)           Operation of Business.  From the date of this Agreement to the Closing Date, the Seller shall not, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement, including Section 5(j), or as contemplated by Schedule 5(c), cause or (to the extent any Seller Party or its Affiliate has the Legal Right) permit any of the Acquired Companies to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or, with respect to the assets and operations of the Acquired Companies (with respect to the Javelina Partnerships, to the extent any Seller Party or any of its Affiliates has the Legal Right), engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, without the consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement, including Section 5(j) or as contemplated by Schedule 5(c), or contemplated by the Other Purchase Agreements (including exhibits and schedules attached thereto), to the extent the Seller has the Legal Right, the Seller shall cause the Acquired Companies not to do or agree to do any of the following from the date of this Agreement to the Closing Date:

(i)            issue, sell, pledge, dispose of, transfer, grant, encumber, or authorize the issuance, sale, pledge, disposition, transfer or grant of its Equity Interests or any Commitments with respect to its Equity Interests, or grant (other than the terms currently provided in the Organizational Documents of any Acquired Company), any Encumbrance upon its Equity Interests;

(ii)           cause or allow any Acquired Company Asset to become subject to a Lien, except for Permitted Encumbrances;

(iii)          execute, amend or terminate (other than the expiration thereof in accordance with its terms) any material Acquired Company Contract, except to the extent that any such amendment occurs in the Ordinary Course of Business and does not materially affect such contract, or enter into any agreement that, if in effect on the date of this Agreement, would have constituted a Material Contract;

(iv)          (A) acquire (including by merger, consolidation or acquisition, in whole or in part, of Equity Interests or assets) any corporation, partnership, limited liability company or other Person or any division thereof or any material amount of assets on behalf of the Acquired Companies; (B) enter into any material joint venture, partnership or similar arrangement; (C) incur any Obligations for borrowed money or any guarantee of indebtedness of any Person or make any loans or advances, except for intercompany borrowing in the Ordinary Course of Business among the Acquired Companies and/or the Seller and its Affiliates; or (D) except for the Retained Assets, sell, lease or otherwise dispose of any of its material property or assets other than sales of goods or services in the Ordinary Course of Business;

(v)           declare, set aside, make or pay any dividend or other distribution (other than cash) in respect of the Equity Interests in the Acquired Companies (other than the Javelina Partnerships), or repurchase, redeem or otherwise acquire any outstanding units of membership interest, stock, partnership interests or other ownership interests in any of the Acquired Companies;

(vi)          effect any liquidation (complete or partial), dissolution, restructuring (other than as contemplated in Section 5(j)), recapitalization, reclassification or like change in the capitalization of any of the Acquired Companies;

(vii)         amend in any material respect the Organizational Documents of any Acquired Company;

(viii)        cancel or compromise any material debt or claim of any of the Acquired Companies, or settle or agree to settle any action to which any of the Acquired Companies is a party where the terms of such settlement or agreement adversely impact the Acquired Companies or the operation of their assets or business after such settlement or agreement;

(ix)           enter into any commitment for capital expenditures of any of the Acquired Companies in excess of $2,000,000 for all commitments in the aggregate that will not be paid before Closing, except for reasonable capital expenditures made in connection with any emergency or force majeure events affecting any of the Acquired Companies;

(x)            enter into any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations; and

(xi)           change any tax elections or, except to the extent done in the Ordinary Course of Business, change any accounting principles or practices used by the Acquired Companies except as:  (1) required by Law or GAAP, and (2) with prior written notice to the Buyer;

(xii)          allow any material Permits held by any of the Acquired Companies to terminate or lapse; or

provided, that notwithstanding any provision of this Section 5(c), each Acquired Company shall be entitled to make or incur capital expenditures in accordance with the terms of the

Organizational Documents relating to the Javelina Partnerships and the capital expenditures budget set forth on Schedule 5(c)(ix).

(d)           Affirmative Covenants.  Except as expressly contemplated by this Agreement, including Section 5(j) or as contemplated by Schedule 5(c), or contemplated by the Other Purchase Agreements (including exhibits and schedules thereto), to the extent the Seller has the Legal Right, the Seller shall cause the Acquired Companies to do the following from the date of this Agreement to the Closing Date:

(i)            use its commercially reasonable efforts to (1) preserve in all material respects the Acquired Companies’ present business, operations, organization and goodwill and (2) preserve its present relationships with customers and suppliers;

(ii)           maintain and repair in the Ordinary Course of Business the operating assets of the Acquired Companies, normal wear and tear excepted; and

(iii)          provide the Buyer with copies of any amendments of Organizational Documents of any Acquired Company that are not otherwise prohibited by Section 5(c)(vii).

(e)           Damage or Condemnation.  If, before Closing, any part of the Acquired Company Assets are damaged or destroyed, or are condemned, or if proceedings are filed for condemnation or under the right of eminent domain that results in damage, destruction or condemnation of property with (A) in the case of the Acquired Companies (other than the Javelina Partnerships), a fair market value (as determined by the Parties), or (B) in the case of the Javelina Partnerships, the Javelina Percentage Interest of a fair market value (as determined by the Parties), in the aggregate of (i) 10% or less of the Purchase Price, the Purchase Price shall be reduced by (x) in the case of the Acquired Companies (other than the Javelina Partnerships) such amount, or (y) in the case of the Javelina Partnerships, the Javelina Percentage Interest of such amount, the Parties shall be obligated to proceed with the Closing, and the Seller shall retain, or to the extent received by any Acquired Company or the Buyer following the Closing, the Buyer or such Acquired Company shall pay to the Seller, all property casualty insurance proceeds payable to the Seller or its Affiliates relating to such damage, destruction or condemnation, and (ii) more than 10% of the Purchase Price, the Buyer shall not be obligated to consummate the Closing, provided that, in lieu of electing not to close, the Buyer may elect: (x) to offer to extend the date for Closing to allow the Seller the opportunity (in the Seller’s sole discretion) to repair or replace, or to cause the repair or replacement of, any such damaged or destroyed assets; or (y) accept the Acquired Company Equity Interests, notwithstanding any such destruction, taking, or pending or threatened taking (without reduction of the Purchase Price therefor), in which case the Seller shall pay to the Buyer all property casualty insurance proceeds actually received by the Seller or any of its Affiliates that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of the Seller and its Affiliates by reason of the destruction, or taking of such assets, to the extent such sums are not committed, used or applied by the Seller or any of its Affiliates or the Javelina Partnerships prior to the Closing Date to repair, restore or replace such damaged or taken assets, and shall assign and transfer to the Buyer, or subrogate the Buyer to, all of the right, title and interest of the Seller and its Affiliates in and to any such unpaid awards or other payments arising out of the destruction, taking, or pending or threatened taking that are actually received by the Seller or any of its Affiliates and that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of the Seller and its Affiliates and the Javelina Partnerships.  If any such payments payable to the Buyer under this Section 5(e) are not assignable, the Seller will collect such payments at the Buyer’s expense and remit all such amounts, less any related expenses, to the Buyer as such are collected.  Prior to the Closing, to the extent it has the Legal Right, the Seller shall not compromise, settle or adjust any amounts payable to the Buyer under clause (y) above, without first obtaining the written consent of the Buyer, which consent shall not be unreasonably withheld or delayed.  The Buyer’s election under this Section 5(e) shall expire twenty (20) days after the earlier to occur of the date this Agreement terminates or the date on which the Buyer receives written notice from the Seller describing in reasonable detail the nature and amount becomes aware of such damage, destruction or proposed condemnation.

(f)            Access.

(i)            Books and Records.  To the extent they have the Legal Right, the Seller shall permit, and shall cause its Affiliates to permit, representatives of the Buyer to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Seller and its Affiliates and the Javelina Partnerships, to all personnel, books, records (including Tax Records), contracts, and documents of or pertaining to any of the Acquired Companies, excluding such files, books, records, information and data constituting Retained Assets.  All investigations and due diligence conducted by the Buyer or any of its representatives shall be conducted at the Buyer’s sole cost, risk and expense.  To the extent they have the Legal Right, the Seller shall, and shall cause the Acquired Companies and their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to, use commercially reasonable efforts to cooperate with the Buyer and the Buyer’s representatives in connection with such investigation and examination.

(ii)           Site Access.

(A)          Subject to the terms and conditions of this Agreement, the Seller (with respect to each Javelina Partnership, to the extent it has the Legal Right) hereby grants to the Buyer and the Buyer Diligence Representatives the right to enter upon the Acquired Company Assets for the purpose of making, and hereby grants to the Buyer and the Buyer Diligence Representatives, the right to make, a reasonable examination and inspection of the Acquired Company Assets, together with any activities incidental thereto (the “Access Right”); provided, however, that the Access Right and any environmental examination conducted in connection therewith shall not permit the Buyer to conduct any invasive procedures (collectively, such examination, inspection and incidental activities, as so qualified, are the “Diligence Activities”).  Neither the Buyer nor any Buyer Diligence Representative shall engage in any activities on the Acquired Company Assets other than the Diligence Activities.

(B)           The Buyer shall provide the Seller reasonable written notice of the date and time on which the Diligence Activities are expected to be conducted.

(C)           During all periods that the Buyer and/or the Buyer Diligence Representatives are on the Acquired Company Assets to conduct the Diligence Activities, and for a one-year period thereafter, the Buyer and the Buyer Diligence Representatives shall maintain policies of insurance, at its sole cost and expense and with insurers reasonably satisfactory to the Seller as provided in Schedule 5(f)(ii).  Coverage under all insurance required to be carried by the Buyer hereunder shall (w) be primary insurance, (x) list the Seller as a “loss payee” or “additional insured” (as applicable), (y) waive subrogation against the Seller and (z) provide for thirty (30) days prior notice to the Seller in the event of cancellation or modification of the policy or reduction in coverage.  The Buyer and the Buyer Diligence Representatives shall provide evidence of such insurance to the Seller prior to exercising their Access Rights.

(D)          The Diligence Activities shall occur at reasonable times, in a manner so as not to unreasonably interfere with the normal business operations of the Seller, its Affiliates, any of the Javelina Partnerships or any other Person.  The Seller shall have the right to accompany the Buyer and/or the Buyer Diligence Representatives whenever they are on site on the Acquired Company Assets.  Buyer and/or the Buyer Diligence Representatives shall coordinate any inspection or assessment so as to minimize any inconvenience to or interruption of the conduct of business of the Acquired Companies and their Affiliates.  The Buyer and/or the Buyer Diligence Representatives shall abide by any relevant Person’s safety rules, regulations and operating policies while conducting any Activities.

(E)           Except insofar as reasonably necessary to carry out the Diligence Activities, all vehicles brought by the Buyer and the Buyer Diligence Representatives onto the Acquired Company Assets will be restricted to existing roadways, if any, on the Acquired Company Assets.

(F)           All Diligence Activities conducted or performed by the Buyer and the Buyer Diligence Representatives on the Acquired Company Assets shall be conducted and performed in material compliance with all applicable Laws, including Environmental Laws.

(G)           The Diligence Activities shall be conducted at the Buyer’s sole cost, risk and expense.  Upon completion of the Diligence Activities, the Buyer shall at its sole cost and expense and without any cost or expense to the Seller or its Affiliates or the Javelina Partnerships, (w) repair all damage done to the Acquired Company Assets in connection with the performance of the Diligence Activities by the Buyer and the Buyer Diligence Representatives, (x) restore the Acquired Company Assets to the approximately same or better condition than they were prior to commencement of the Diligence Activities, (y) remove all equipment, tools or other property brought onto the Acquired Company Assets by the Buyer and the Buyer Diligence Representatives in connection with the Diligence Activities and (z) return all documents and copies of documents pertaining to the Acquired Company Assets.

(H)          The Access Right shall remain in full force and effect until the earlier to occur of (w) the date on which the Buyer notifies the Seller in writing that the Buyer or any Buyer Diligence Representative is not continuing to perform with reasonable diligence any Diligence Activities on the Acquired Company Assets, (x) the date on which the Buyer materially breaches or violates any of the covenants or agreements contained in this Section 5(f)(ii); provided that such Access Rights will resume when the Buyer provides reasonable assurance that such breach or violation will not occur again and any continuing breach or violation is cured, (y) the date this Agreement is terminated pursuant to Section 10 or (z) the Closing Date.

(g)           HSR Act.  The Parties shall prepare, as soon as is practicable, but in any event within ten (10) business days following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act.  The Parties shall submit such filings to the appropriate Governmental Authority as soon as practicable after the execution hereof for filings under the HSR Act.  The Parties shall request early termination of the waiting period under the HSR Act for the HSR Act filing, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.  The Parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority.  The Buyer and the Seller agree to take all actions that may be required by the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable, except agreeing to sell, hold separate or otherwise dispose of any business or assets so required to be sold, held separate or disposed of by the FTC.  The Buyer shall pay 100% of all filing fees in connection with all filings under the HSR Act.

(h)           Intercompany Transactions.  Those agreements listed on Schedule 4(g)(vi) that are also listed on Schedule 5(h)(i) shall be terminated as of the Closing, in such manner as the Seller or its applicable Affiliates shall specify, without imposing liabilities or expenses upon the Buyer, and none of the parties to such agreements shall have any further liability or obligation in respect of any such transaction or arrangement.  The Seller shall have the right to settle any and all intercompany balances at any time (and from time to time) up to and at the Closing in any manner as it so chooses, including payment, offset, capitalization or otherwise; provided that, such settlements shall be appropriately reflected in the calculation of Working Capital.

(i)            Notices and Effect of Supplements to Schedules.  Each Party will, promptly upon becoming aware of any fact, matter, circumstance or event, which fact, matter, circumstance or event arose either (x) on or prior to the date hereof or (y) after the date hereof but prior to the Closing, in any case, (i) causing or that reasonably could cause either Party to be in breach or violation of any of its representations, warranties, covenants or agreements under this Agreement, give notice to such other Party with respect to such fact, matter, circumstance or event, or (ii) requiring supplementation or amendment of the schedules provided by the Parties attached hereto, supplement or amend such schedules to this Agreement to reflect any fact, matter, circumstance or event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such schedules which were or have been rendered inaccurate thereby.  Each Party will notify the other Party promptly after the discovery by such Party that any representation or warranty of the other Party contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.  No such supplement or amendment will amend or modify this Agreement or the Schedules in any way for any purpose.

(j)            Reorganization Transactions.  To the extent not completed prior to the date of this Agreement, the Seller shall, or shall cause its applicable Affiliates and, to the extent it has the

Legal Right, each of the Javelina Partnerships to, perform each of the Reorganization Transactions.

(k)           Surety Bonds; Guarantees.  The Buyer agrees to replace on or before the Closing Date each of the surety bonds or guarantees issued by the Seller or any of its Affiliates with respect to the Acquired Companies that are listed on Schedule 5(k).

(l)            No Shop.  The Seller shall not, and shall cause (to the extent it has the Legal Right) its Affiliates and its and their directors, officers and similar agents not to, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the Acquired Company Equity Interests or any substantial portion of the Acquired Company Assets (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  The Seller will use commercially reasonable efforts to cause its financial advisors and other representatives not to do any of the foregoing.

6.             Post-Closing Covenants.  The Parties agree as follows:

(a)           General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

(b)           Litigation Support.  In the event and for so long as either Party actively is pursuing, contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, (ii) any Retained Assets or (iii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date relating to the Acquired Companies, the other Party shall cooperate with the pursuing, contesting or defending Party and its counsel in such pursuit, defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with such pursuit, defense or contest, all at the sole cost and expense of the pursuing, contesting or defending Party (unless the pursuing, contesting or defending Party is entitled to indemnification therefor under Section 8).

(c)           Delivery and Retention of Records.  Within forty-five (45) days after the Closing Date, the Seller shall (with respect to each of the Javelina Partnerships, to the extent the Seller or its Affiliate have the Legal Right) deliver or cause to be delivered to the Buyer, copies of Tax Records which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Acquired Companies, including the Electronic Data and a CD containing all the information and data contained in the electronic data room (other than Tax Records) that are in the possession or control of the Seller or any of its Affiliates (excluding such files, books, records, information and data constituting Retained Assets, the “Records”).  The

Buyer agrees to (i) hold the Records and not to destroy or dispose of any thereof for a period of five (5) years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such Records during such period, it shall first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to the Seller and if the Seller does not accept such offer within thirty (30) days after receipt of such offer, the Buyer may take such action and (ii) following the Closing Date to afford the Seller, its accountants, and counsel, during normal business hours, upon reasonable request, full access to the Records and to the Buyer’s employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided that such access shall not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege or cause the breach of any confidentiality agreement; provided, further that in the event of any litigation nothing herein shall limit either Party’s rights of discovery under applicable Law.  All post-Closing access to the Records and to the Buyer’s employees will be subject to confidentiality obligations under Section 11(a).

(d)           Pipeline Markers and Kerr Marks.  The Buyer acknowledges and agrees that it obtains no right, title, interest, license or any other right whatsoever to use the Kerr Marks and that the Seller and its Affiliates do not have any Obligation to the Buyer with respect to the establishment, registration or maintenance, whether prior to, on or after the Closing, of any of the Kerr Marks, including any rights, title, interest or license to use any Kerr Marks.  The Buyer will not do any business or offer any goods or services under the Kerr Marks.  The Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Kerr Marks or otherwise operate any Acquired Company in any manner which would or might confuse any Person into believing that the Buyer has any right, title, interest, or license to use the Kerr Marks.  Within one hundred eighty (180) days after the Closing Date, the Buyer shall remove the Kerr Marks from the pipeline and facility markers, decals, logos and other signage on the real and personal property of each Acquired Company referring to the Seller or any of its Affiliates.  As promptly as practicable after the Closing, the Buyer shall post the Buyer’s emergency contact telephone numbers in place of any of the Seller’s or its Affiliates’ emergency contact telephone numbers.

(e)           Payments.  The Seller will promptly, after receipt thereof, pay to the Buyer or the appropriate Acquired Company, any amounts received by the Seller and its Affiliates after Closing that relate to the business or operations of any Acquired Company (whether before or after the Effective Time).  The Buyer will promptly, after receipt thereof, pay, or cause the Acquired Companies to pay, to the Seller any amounts (or, in the case of the Javelina Partnerships, the Javelina Percentage Interest of any amounts) received by the Buyer and its Affiliates and the Javelina Partnerships after Closing that should have been paid to the Seller or its Affiliates.

(f)            Accounts Receivable.  To the extent any Acquired Company receives cash payments with respect to its accounts receivable that were excluded from Working Capital, the Buyer shall, or shall cause the applicable Acquired Company to, promptly remit such payments (or, in the case of the Javelina Partnerships, the Javelina Percentage Interest of such payments) to the Seller.  Towards this end, the Seller shall have the right for two (2) years after the Closing

Date to inspect and examine the Records of the applicable Acquired Companies to determine compliance by the Buyer with the provisions of this Section 6(f).

(g)           Post-Closing Environmental Filings.  The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) any environmental reports, filings or certifications to any Governmental Authority (including such filings involving periods that straddle the Effective Time) with respect to the Acquired Company Assets or the Acquired Companies.  The Seller shall cooperate fully (with respect to the Javelina Partnerships, to the extent it has the Legal Right), as and to the extent reasonably requested by the Buyer, in connection with such reports, filings, or certifications to be made by the Buyer.

(h)           Mutual Mistake.  If the Parties determine that the Seller and its Affiliates did not transfer to one of the Acquired Companies any material asset that the Parties mutually agree they both intended to be included as an Acquired Company Asset, the Parties will cooperate to effect such transfer as promptly as practical.

(i)            Real Property Matters.  Except as represented and warranted under Section 4(j), with respect to any and all real property interests owned by any Acquired Company on the Effective Time, the Buyer shall, and shall cause its applicable Affiliates to (i) waive any and all rights of substitution and subrogation in and to any covenants and warranties (whether arising under title documents, contracts, laws or otherwise) providing title claims against the Seller and any of its Affiliates that is a predecessor in title of any Acquired Company and (ii) release, forgive and otherwise discharge and otherwise not pursue any claim, right or other cause of action in favor of it or its Affiliates against the Seller or any of its Affiliates to the extent same relates to title to any such real property interests.

(j)            Operatorship and ROFR Matters.  The Buyer and the Seller acknowledge that (i) Javelina Holding Company is the Project Manager of the Javelina Partnerships pursuant to the partnership agreements of the Javelina Partnerships and the Javelina Operating Agreements, and (ii) as of even date herewith, the partners of the Javelina Partnerships executed and delivered the ROFR Waiver Agreement, which provides (among other things) that Javelina Holding Company will remain the Project Manager after the Closing pursuant to the terms of the Javelina Operating Agreements and that those partners waive certain preferential purchase rights provisions, which may or may not apply to the transactions contemplated by this Agreement.

7.             Conditions to Obligation to Close.  All proceedings to be taken and all documents to be exchanged and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously unless otherwise provided in this Agreement, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed, and delivered.

(a)           Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            (A) the representations and warranties of the Seller contained in Sections 3(a) and 4 shall be true and correct (without giving effect to any qualification as to materiality or any supplements or amendments to the Schedules made pursuant to Section 5(i)) as of the date of this Agreement and at Closing (except for those that refer to a specific date, which must be true and correct (without giving effect to any qualification as to materiality or any supplements to the Schedules made pursuant to Section 5(i)) as of such date, except where all inaccuracies of such representations and warranties would (or could reasonably be expected to) result in Adverse Consequences constituting (in the aggregate) less than a Material Adverse Effect, and (B) the Seller shall have performed in all material respects with all of its covenants and agreements hereunder;

(ii)           there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

(iii)          any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv)          if there has been damage, destruction or condemnation of the type described in the first sentence of Section 5(e), the Buyer’s election to close must have been exercised and, in the case of Section 5(e)(ii)(x), agreed to by the Seller;

(v)           the Seller shall have delivered, or caused to be delivered, to the Buyer the unaudited financial statements of the Javelina Partnerships reviewed by the auditors of the Javelina Partnerships for the period ending June 30, 2005, and if Closing is after October 31, 2005, the unaudited financial statements of the Javelina Partnerships reviewed by the auditors of the Javelina Partnerships for the calendar quarter ending September 30, 2005, all in conformance with the requirements set forth in Section 5(b)(ii);

(vi)          the Seller shall have delivered, or caused to be delivered, to the Buyer each Transaction Agreement to which any Seller Party is a party and, to the extent the Seller has the Legal Right, any Javelina Partnership is a party;

(vii)         the Seller shall have delivered, or caused to be delivered, to the Buyer evidence of the resignation or removal of any officers (x) of the Acquired Companies (other than the Javelina Partnerships) and (y) of the Javelina Partnerships that the Seller has the Legal Right to so remove or to cause to so resign, in each case that the Buyer has not identified to the Seller within a reasonable period of time before Closing as an officer that will be continuing with the applicable Acquired Company in that capacity after the Closing;

(viii)        each of the Commercial Agreements shall have been executed and delivered by each of the parties thereto; and

(ix)           with respect to each Other Purchase Agreement, the Closing (as defined in such Other Purchase Agreement) under such Other Purchase Agreement shall have occurred simultaneously with the Closing.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

(b)           Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)            (A) the representations and warranties of the Buyer contained in Section 3(b) shall be true and correct (without giving effect to any qualification as to materiality or any supplements or amendments to the Schedules made pursuant to Section 5(i)) as of the date of this Agreement and at Closing (except for those that refer to a specific date, which must be true and correct (without giving effect to any qualification as to materiality or any supplements to the Schedules made pursuant to Section 5(i)) as of such date), except where all inaccuracies of such representations and warranties would (or could reasonably be expected to) not adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement, and (B) the Buyer shall have performed in all material respects with all of its covenants and agreements hereunder;

(ii)           there must not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions, contemplated by this Agreement;

(iii)          any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period;

(iv)          if there has been damage, destruction or condemnation of the type described in the first sentence of Section 5(e), the Buyer’s election to close must have been exercised and, in the case of Section 5(e)(ii)(x), agreed to by the Seller;

(v)           taken together, the effect of all inaccuracies of representations and warranties of the Seller as described in Section 7(a)(i)(A) is less than three million dollars ($3,000,000);

(vi)          the Buyer shall have delivered to the Seller the estimated Purchase Price set forth in the Interim Closing Statement in cash by wire transfer of immediately available federal funds;

(vii)         each of the Commercial Agreements shall have been executed and delivered by each of the parties thereto;

(viii)        with respect to each Other Purchase Agreement, the Closing (as defined in such Other Purchase Agreement) under such Other Purchase Agreement shall have occurred simultaneously with the Closing; and

(ix)           the Buyer shall have delivered, or caused to be delivered, to the Seller each Transaction Agreement to which any Buyer Party is a party.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

8.             Obligations, Survival and Indemnification.

(a)           Survival of Representations, Warranties and Covenants.  (i) All of the representations contained in Sections 3(a) and 4 (other than the Fundamental Representations) shall survive the Closing until April 1, 2007; and (ii) the Fundamental Representations shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations.  The covenants and obligations contained in Sections 2 and 6 and all other covenants and obligations contained in this Agreement shall survive the Closing indefinitely.

(b)           Indemnification Provisions for Benefit of the Buyer.

(i)            Representations and Warranties - General.  In the event: (x) the Seller breaches (without giving effect to any qualification as to materiality (including Material Adverse Effect)) any of its representations or warranties contained herein (other than those contained in Section 4(b) (Capitalization) and Section 4(f) (Tax Matters)); and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(h) within the applicable survival period specified in Section 8(a), then the Seller agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are individually in excess of twenty-five thousand dollars ($25,000) and that are suffered by the Buyer Indemnitees by reason of each such breach; provided, that the Seller shall not have any obligation to indemnify the Buyer Indemnitees from and against (A) the entirety of any such Adverse Consequences by reason of such breaches until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all such breaches in excess of an initial aggregate deductible amount equal to 1.0% of the Purchase Price, (B) after which point, 50% of any such further Adverse Consequences by reason of such breaches until the Buyer Indemnitees, in the aggregate (above such amounts described in (A) above), have suffered Adverse Consequences by reason of all such breaches in excess of a second deductible aggregate amount equal to 1.0% of the Purchase Price (after which point the Seller shall be obligated only to indemnify the Buyer Indemnitees from and against any further such Adverse Consequences), or (C) to the extent all Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all such breaches exceeds an aggregate ceiling amount equal to Twenty Eight Million Four Hundred Thousand U.S. Dollars ($28,400,000.00) (after which point the Seller shall have no obligation to indemnify the Buyer Indemnitees from and against any further such Adverse Consequences).

(ii)           Representations and Warranties - Special.  In the event: (x) the Seller breaches (without giving effect to any qualification as to materiality (including Material Adverse Effect)) any of its representations or warranties contained in Sections 4(b) or 4(f); and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(h) within the applicable survival period specified in Section 8(a), then the Seller agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees by reason of each such breach.

(iii)          Covenants and Obligations.  In the event:  (x) the Seller breaches any of its covenants or obligations in Sections 2 or 6 or any other covenants or obligations of the Seller in this Agreement is breached; and (y) the Buyer makes a written claim for indemnification against the Seller pursuant to Section 11(h) within the applicable survival period specified in Section 8(a), then the Seller agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that, except with respect to the covenants provided in Section 9 (in which case there are no thresholds), are individually in excess of twenty-five thousand dollars ($25,000) and that are suffered by the Buyer Indemnitees by reason of such breaches.

(iv)          ERISA.  The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees by reason of any of the Buyer Indemnitees having been aggregated with the Seller or any Affiliate of the Seller under Section 414(o) of the Code, or having been under “common control” with the Seller or such Affiliate within the meaning of Section 4001(a)(14) of ERISA.

(v)           Taxes.  The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of (x) any Adverse Consequences that are suffered by the Buyer Indemnitees with respect to Taxes, if any, imposed on any of the Acquired Companies (other than the Javelina Partnerships) by reason of Treasury Regulation Section 1.1502-6 (a) (or any similar provision of the state or local Law) by reason of being a member of an Affiliated Group that includes the regarded parent of the Seller at or before the Effective Time and (y) the Javelina Percentage Interest of any Adverse Consequences that are suffered by the Buyer Indemnitees with respect to Taxes, if any, imposed on any of the Javelina Partnerships by reason of Treasury Regulation Section 1.1502-6 (a) (or any similar provision of the state or local Law) by reason of being a member of an Affiliated Group that includes the regarded parent of the Seller at or before the Effective Time.

(vi)          Retained Indebtedness Obligations.  The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of (x) any Adverse Consequences that are suffered by the Buyer Indemnitees with respect to any indebtedness for borrowed money of any Acquired Company (other than the Javelina Partnerships) represented by a credit agreement, note, indenture or similar lending instrument to the extent such amount is not included in the Working Capital calculation, or (y) the Javelina Percentage Interest of any Adverse Consequences that are suffered by the Buyer Indemnitees with respect to any indebtedness for borrowed money of any Javelina Partnership represented by a credit agreement, note, indenture or similar lending instrument to the extent such amount is not included in the Working Capital calculation.

(vii)         Retained Seller Obligations.  The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any: (A) Adverse Consequences that are suffered by the Buyer Indemnitees to the extent resulting from any claims by any third party relating to any asset or property owned by the Seller or its Affiliates prior to Closing that has never been owned or operated by, or the subject of any contract or other agreement with or for the benefit of, any Acquired Company; (B) Adverse Consequences relating to any Obligations directly related to the Retained Assets described in Section 2(f), but, with respect to the insurance matters retained in Section 2(f)(v), the Seller shall not have an obligation under this Section 8(b)(vii)(B) to release, indemnify or hold harmless the Buyer Indemnitees with respect to Adverse Consequences relating to any litigation, environmental or other claims under such policies, which claims (including the related deductible, self insured retention and reimbursable amounts) shall be the responsibility of the Buyer; (C) Adverse Consequences resulting from violations of Environmental Laws to the extent relating to any real property interest owned as of the Effective Time by any Acquired Company (other than the Javelina Partnerships) to the extent such real property interest is not generally associated with the Facilities described on Exhibit A; and (D) the Javelina Percentage Interest of any Adverse Consequences resulting from violations of Environmental Laws to the extent relating to any real property interest owned as of the Effective Time by any Javelina Partnership to the extent such real property interest is not generally associated with the Facilities described on Exhibit A.

(viii)        Divested Acquired Company Assets.  The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of (x) any Adverse Consequences that are suffered by the Buyer Indemnitees to the extent relating to any business (including any plant or other substantial tangible asset) that both was owned and divested or otherwise disposed of by any Acquired Company (other than the Javelina Partnerships) at any time prior to the Closing Date and (y) the Javelina Percentage Interest of any Adverse Consequences that are suffered by the Buyer Indemnitees to the extent relating to any business (including any plant or other substantial tangible asset) that both was owned and divested or otherwise disposed of by either of the Javelina Partnerships at any time prior to the Closing Date.

(ix)           Seller and Affiliate Claims.  The Seller shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Buyer Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Buyer Indemnitees for claims by the Seller and its Affiliates against the Acquired Companies and attributable to the period prior to the Closing, except for claims arising out of this Agreement or any Transaction Agreement, claims with respect to any Acquired Company Contract or intercompany arrangements that will not be terminated as of the Closing in accordance with Section 5(h) and claims of the type for which the Buyer is providing indemnity pursuant to Section 8(c).

(x)            Limitations. Notwithstanding any representation, warranty, covenant or other agreement contained in this Agreement, including the rights of indemnification provided in this Section 8, the Seller shall have no obligation to release, indemnify and hold harmless any Buyer Indemnitee with respect to any Adverse Consequence (A) associated with, attributable to or resulting from any environmental condition or circumstance (including the non-compliance with any Environmental Law and the presence of any Hazardous Substance) except to the extent the relevant condition or circumstance constitutes a breach of the representation and warranty set forth in Section 4(i) or is subject to indemnity in accordance with Sections 8(b)(vii)-(ix) or (B) to the extent relating to the Javelina Partnerships or the assets, properties, obligations, activities and other matters relating to the Javelina Partnerships, that portion of such Adverse Consequence in excess of the product derived by multiplying the Javelina Percentage Interest by the amount of such Adverse Consequence.  By way of clarification, the Parties acknowledge and agree (1) that the Buyer has entered into a separate purchase agreement with each partner of the Javelina Partnerships covering such partner’s interest in such Javelina Partnerships, and (2) each such purchase agreement is separate and independent from the others and is not intended to increase the Seller’s exposure for Adverse Consequences, if any.  For example, if it should happen that one of the Javelina Partnerships has an Unrecorded Obligation of $100 that would constitute a breach of the representation and warranty contained in Section 4(l), the Seller’s maximum exposure with respect thereto (subject to any deductibles, caps or other limitations) would be determined by multiplying $100 by the Javelina Percentage Interest.

(c)           Indemnification Provisions for Benefit of the Seller.

(i)            Representation, Warranties and Covenants.  In the event: (x) the Buyer breaches any of its representations, warranties, covenants or other obligations contained herein; and (y) the Seller makes a written claim for indemnification against the Buyer pursuant to Section 11(h) within the applicable survival period specified in Section 8(a), then the Buyer agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences that are individually in excess of twenty-five thousand dollars ($25,000) and suffered by the Seller Indemnitees by reason of such breaches.

(ii)           General.  Except to the extent the Seller is obligated to indemnify the Buyer pursuant to Section 8(b), the Buyer agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences relating in any way to the Acquired Companies, Acquired Company Equity Interests, the Acquired Company Assets or the ownership, operation or Obligations of any of them, in each such case, whether or not arising during, related to or otherwise attributable to the period prior to, on or after the Closing Date, including, without limitation, any Adverse Consequences incurred or suffered by such Seller Indemnitees resulting or arising from any such Person serving as a general partner of either of the Javelina Partnerships.  Except as otherwise expressly provided for in this Agreement, the Buyer’s Obligations under this Section 8(c)(ii) include and cover matters whether or not they are set forth in the Schedules to this Agreement, including such Obligations relating to litigation to which the Seller or any of its Affiliates is a party.

(iii)          Acquired Company Claims.  The Buyer shall RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Seller Indemnitees for claims by the Acquired Companies against the Seller and its Affiliates attributable to the period prior to the Closing, except for claims arising out of this Agreement or any Transaction Agreement, and claims with respect to any intercompany arrangements that will not be terminated as of the Closing in accordance with Section 5(h).

(iv)          Site Access.  The Buyer agrees to RELEASE, INDEMNIFY AND HOLD HARMLESS the Seller Indemnitees from and against the entirety of any Adverse Consequences that are suffered by the Seller Indemnitees arising out of, resulting from or relating to any field visit or other due diligence activities relating to any performance of the Diligence Activities to the extent caused by acts or omissions of any Buyer Party or Buyer Diligence Representative, even if such Adverse Consequences arise out of or result from, solely or in part, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault or violation of Law of or by the Seller Indemnitees, except Adverse Consequences to the extent resulting from the gross negligence or willful misconduct of the Seller Indemnitees.

(d)           Matters Involving Third Parties.

(i)            If any third party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that is reasonably expected to give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.  Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party’s failure to give such notice, including having the effect of tolling or suspending the statute of limitations applicable to such claim.

(ii)           The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Obligation of the Indemnified Party of or for any damages or other amount, any Encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iii)          Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv)          In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

(e)           Determination of Amount of Adverse Consequences.  The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), but not any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage.  The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus two percent interest or discount rate, as appropriate (not to exceed the maximum rate permitted by applicable Law).  Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e).  An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.  Nothing in this Section 8 is intended to allow an indemnified Person to receive duplicative payments in connection with a Party’s Obligations to release, indemnify and hold harmless.  Without in any way limiting the generality of the preceding sentence, although an indemnified Person may seek recovery for an Adverse Consequence under any Section under which such Adverse Consequence may be recoverable, to the extent an indemnified Person has been paid for an Adverse Consequence under one Section of this Agreement, that Person shall not be permitted to seek payment for that Adverse Consequence under another Section of this Agreement, even though that Adverse Consequence is of a type which would be covered by each such Section.

(f)            Tax Treatment of Indemnity Payments.  All indemnification payments made under this Agreement, including any payment made under Section 9, shall be made in cash and treated as purchase price adjustments for Tax purposes.

(g)           Exclusive Remedy.  The indemnities provided for in this Section 8 shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party by contract, statute or otherwise, at law or equity, for any claim, cause of action or other matter arising from any breach by the Buyer or the Seller, as applicable, of any of its representations, warranties, covenants or other agreements under this Agreement or the transactions contemplated hereby. Each Party acknowledges that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, each Party hereby waives any right to rescind this Agreement or any of the transactions contemplated hereby.

(h)           Disclaimer of Representations and Warranties.  The Buyer acknowledges that (i) it has had and pursuant to this Agreement shall have before Closing access to the Acquired Companies and the Acquired Company Assets and the officers or other representatives of the Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation, including environmental and other inspections, and upon the express representations, warranties, covenants, and agreements set forth in this Agreement, and the Seller expressly disclaims all liability and responsibility for any representation, warranty, statement or communication made or communicated (orally or in writing) to the Buyer or any of its Affiliates, employees, agents, consultants or representatives other than as expressly set forth in this Agreement or any Transaction Agreement (including, without limitation, any opinion, information, projection or advice that may have been provided to the Buyer by any officer, director, employee, agent, consultant, representative or advisor of the Seller or any of its Affiliates).  Toward this end, except as expressly set forth in this Agreement, no Seller Indemnitee shall have liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any such information relating to any Seller Indemnitee, or prepared by or on behalf of any Seller Indemnitee, and supplied to the Buyer before the date of this Agreement, or any information, documents or materials made available to the Buyer in any data rooms, any presentation or in any other form relating to the business of the Acquired Companies in connection with the transactions contemplated hereby.  Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Seller has not made, and THE SELLER MAKES NO AND DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) TITLE TO ANY OF THE ACQUIRED COMPANY ASSETS (INCLUDING ANY RIGHTS OF WAY) (WHETHER RELATING TO DEFECTIVE TITLE OR GAPS IN TITLE), (ii) THE QUALITY, CONDITION, OR OPERABILITY OF ANY REAL OR PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, INCLUDING FREEDOM FROM LATENT OR PATENT VICES OR DEFECTS, (iii) THEIR MERCHANTABILITY, (iv) THEIR FITNESS FOR ANY PARTICULAR PURPOSE, (v) THEIR CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, (vi) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANTS, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO ANY ACQUIRED COMPANY ASSETS, (vii) THE QUANTITY, QUALITY, PRODUCTION OR RECOVERABILITY OF HYDROCARBONS, (viii) ANY ESTIMATES OF THE VALUE OF THE ACQUIRED COMPANY EQUITY INTERESTS OR RELATED ACQUIRED COMPANY ASSETS OR FUTURE REVENUES GENERATED THEREFROM, (ix) THE MAINTENANCE, REPAIR, CONDITION, QUALITY SUITABILITY, DESIGN OR MARKETABILITY OF THE ACQUIRED COMPANY ASSETS, (x) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY PERSON WITH RESPECT TO THE ACQUIRED COMPANY EQUITY INTERESTS OR ACQUIRED COMPANY ASSETS, (xi) ANY OTHER MATERIALS OR INFORMATION MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY DISCUSSION OR PRESENTATION RELATED THERETO, (xii) ANY EXPRESS OR IMPLIED WARRANTY OF FREEDOM FROM INTELLECTUAL PROPERTY INFRINGEMENT, (xiii) ANY RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (xiv) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ACQUIRED COMPANY ASSETS, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OF THE ACQUIRED COMPANY ASSETS ARE DELIVERED IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS, WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), INCLUDING FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.  THE INCLUSION BY ANY SELLER PARTY OF ANY OF THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT DOES NOT CONSTITUTE AN ADMISSION OR ACKNOWLEDGEMENT, EXPRESSED OR IMPLIED, OF FAULT, RESPONSIBILITY OR LIABILITY OF ANY KIND BY ANY SELLER PARTY UNDER ANY LAW (INCLUDING ANY ENVIRONMENTAL LAW) FOR ACTS, OMISSIONS, OBLIGATIONS OR EVENTS INVOLVING THE PRESENCE, IF ANY, OF ANY POLLUTANTS, CONTAMINANTS, TOXIN OR

HAZARDOUS OR EXTREMELY HAZARDOUS SUBSTANCES, MATERIALS, WASTES, CONSTITUENTS, COMPOUNDS OR CHEMICALS THAT ARE REGULATED BY, OR MAY FORM THE BASIS OF LIABILITY UNDER, ANY ENVIRONMENTAL LAWS ON OR ADJACENT TO THE ACQUIRED COMPANY ASSETS.  The Parties agree that, to the extent required by Law to be effective, the disclosures contained in this Section 8(h) are “conspicuous” for purposes of any such Laws.

9.             Tax Matters.

(a)           Post-Closing Tax Returns.  The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Acquired Company Assets or the Acquired Companies.  The Buyer shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

(b)           Pre-Closing Tax Returns.  The Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns (x) with respect to the Acquired Company Assets (other than those of the Javelina Partnerships) or Acquired Companies (other than the Javelina Partnerships) and (y) to the extent it has the Legal Right, with respect to the Javelina Partnerships or the Acquired Company Assets thereof.  The Seller shall pay or cause to be paid (A) any Taxes due with respect to those Tax Returns described in Section 9(b)(x) and (B) the Javelina Percentage Interest of any Taxes due with respect to those Tax Returns described in Section 9(b)(y).

(c)           Straddle Periods.  The Buyer shall be responsible for Taxes of the Acquired Company Assets and the Acquired Companies related to the portion of any Straddle Period occurring on or after the Effective Time.  The Seller shall be responsible for Taxes of the Acquired Company Assets and the Acquired Companies (in each case, with respect to Taxes of the Javelina Partnerships, solely to the extent of the Javelina Percentage Interest of such Taxes) relating to the portion of any Straddle Period occurring before and on the Effective Time.  With respect to any such Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the close of the day ending immediately prior to the Effective Time as the last day of the Tax period.  If applicable Law shall not permit such date to be the last day of a period, then (i) real or personal property Taxes with respect to the Acquired Company Assets and the Acquired Companies shall be allocated based on the number of days in the partial period before and after such date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss attributable to the Acquired Company Assets and the Acquired Companies for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Company Assets and the Acquired Companies for each partial period as determined from their books and records.

(d)           Straddle Returns.  The Buyer shall prepare any such Straddle Returns. The Buyer shall deliver, at least forty-five (45) days prior to the due date for filing such Straddle Return (including any extension) to the Seller a statement setting forth the amount of Tax that the Seller owes, including the allocation of taxable income and Taxes under Section 9(c), and copies of such Straddle Return.  The Seller shall have the right to review such Straddle Returns and the allocation of taxable income and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than fifteen (15) days prior to the date for the filing of such Straddle Returns.  The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns.  Not later than five (5) days before the due date for the payment of Taxes with respect to such Straddle Returns, the Seller shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Seller as being owed by the Seller.  If the Buyer and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Seller to be owed by the Seller.  Within ten (10) days after such payment, the Seller and the Buyer shall refer the matter to an independent nationally recognized accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by the Seller with respect to a Straddle Return shall be binding on the Seller and the Buyer.  Within five (5) days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed.  The Seller shall be entitled to reduce its obligation to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid with respect to such Taxes on or before the Effective Time.

(e)           Claims for Refund.  The Buyer shall not, and, to the extent the Buyer has the Legal Right, shall cause the Acquired Companies and any of their Affiliates not to, file any claim for refund of Taxes with respect to the Acquired Company Assets and the Acquired Companies for whole or partial taxable periods on or before the Effective Time.

(f)            Indemnification.  The Buyer agrees to indemnify the Seller against all Taxes of or with respect to the Acquired Company Assets and the Acquired Companies for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Effective Time.  The Seller agrees to indemnify the Buyer against all Taxes of or with respect to the Acquired Company Assets and the Acquired Companies (in each case, with respect to Taxes of the Javelina Partnerships, solely to the extent of the Javelina Percentage Interest of such Taxes) for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Effective Time (including any Tax liability associated with any matter listed on Schedules 4(f) and 4(h)), and the Buyer Parties against all Taxes of or with respect to the Retained Assets.

(g)           Cooperation on Tax Matters.

(i)            The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9(g) and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer and the Seller shall (A) retain all books and records in their possession with respect to Tax matters pertinent to each Acquired Company relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)           The Buyer and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii)          The Buyer and the Seller agree, upon request, to provide the other Parties with all information that such other Parties may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(h)           Certain Taxes.  The Seller shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, pay the related Tax, and, if required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  Notwithstanding anything set forth in this Agreement to the contrary, the Buyer shall pay to the Seller, on or before the date such payments are due from the Seller to a Governmental Authority, any transfer, documentary, sales, use, stamp, registration and other Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

(i)            Confidentiality.  Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

(j)            Audits.  The Seller or the Buyer, as applicable, shall provide prompt written notice to the other Parties of any pending or threatened tax audit, assessment or proceeding that it becomes aware of related to the Acquired Company Assets or the Acquired Companies for whole or partial periods for which it is indemnified by the other Party hereunder.  Such notice shall contain factual information (to the extent known) describing the asserted tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters.  If an Indemnified Party has knowledge of an asserted tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the Indemnifying Party prompt notice of such asserted tax liability, then (I) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted tax liability, and (II) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section 9(j) shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such Party can establish that the Indemnifying Party was not prejudiced by such failure.  This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

(k)           Control of Proceedings.  The Party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes).  The Seller and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods.  Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Seller and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement.  Except as otherwise provided by this Agreement, the noncontrolling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

(l)            Powers of Attorney.  To the extent the Buyer has the Legal Right, the Buyer, the Acquired Companies and their respective Affiliates shall provide the Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9(k) (including any refund claims which turn into audits or disputes).

(m)          Remittance of Refunds.  If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller receives a refund of any Taxes that the Buyer is responsible for hereunder, the Party receiving such refund shall, within thirty (30) days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder.  For the purpose of this Section 9(m), the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

(n)           Purchase Price Allocation.  The Seller and the Buyer agree that the actual Purchase Price allocable to the Acquired Company Assets shall be allocated to the Acquired Company Assets for all purposes (including Tax and financial accounting purposes) as jointly agreed between the Buyer and the Seller within 90 days after the Closing Date.  The Seller and the Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and (ii) without the consent of the other Party, not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise.  The Seller and the Buyer agree that each will furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any Affiliate thereof within ten days prior to the filing of such form with the Internal Revenue Service.  The Buyer, the Seller and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

(o)           Closing Tax Certificate.  At the Closing, the Seller shall deliver to the Buyer a certificate, in the form of Exhibits D-1, D-2 and D-3, signed under penalties of perjury (i) stating it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

(p)           Reporting of Post-Closing Transactions.  The Buyer and the Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after the Closing on the Buyer’s federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B).

(q)           Settlements.  Notwithstanding anything to the contrary contained in this Agreement, the Seller shall not be entitled to settle or concede, either administratively or after the commencement of litigation, any proceeding related to Taxes in a manner that could increase the amount of Taxes of the Buyer or any of the Acquired Companies for any Post-Closing Tax Periods, unless (i) the Buyer consents to such settlement or concession or (ii) the Seller agrees to indemnify the Buyer for any such increase in the amount of Taxes of the Buyer or any of the Acquired Companies for Post-Closing Tax Periods.

(r)            Section 754 Elections.  To the extent it has the Legal Right, the Seller shall take or cause to be taken such actions as are requested by the Buyer in order to cause any Acquired Company that is treated as a partnership for federal tax purposes to make a timely election under Section 754 of the Code with respect to the Seller’s sale of interests in any such entity to the Buyer hereunder.

10.           Termination.

(a)           Termination of Agreement.  The Parties may terminate this Agreement, as provided below:

(i)            the Parties may terminate this Agreement by mutual written consent at any time before the Closing;

(ii)           (A) by either Party in writing, without liability to the other Party on account of such termination (provided the terminating Party is not in default or breach of any of representations, warranties, covenants and agreements contained in this Agreement), if the Closing shall not have occurred on or before 5:00 p.m. Houston, Texas time on December 1, 2005;

(iii)          the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing in the event the Seller has materially breached any representation or warranty set forth in Section 3(a) or Section 4 or any covenant contained in this Agreement, the Buyer has notified the Seller of the breach, the breach is not curable, or, if curable, has continued without cure for a period of twenty-five (25) days after the written notice of breach and such breach would result in a failure to satisfy a condition to the Buyer’s obligation to consummate the transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 10(a)(iii) shall not be available to the Buyer if, at such time, the Buyer is in breach of any representation or warranty set forth in Section 3(b) or any covenant contained in this Agreement and such breach would result in a failure to satisfy a condition to the Seller’s obligation to consummate the transactions contemplated hereby;

(iv)          the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing in the event the Buyer has materially breached any representation or warranties set forth in Section 3(b) or any covenant contained in this Agreement, the Seller has notified the Buyer of the breach, the breach is not curable, or, if curable, has continued without cure for a period of twenty-five (25) days after the written notice of breach and such breach would result in a failure to satisfy a condition to the Seller’s obligation to consummate the transactions contemplated hereby; provided that the right to terminate this Agreement pursuant to this Section 10(a)(iv) shall not be available to the Seller if, at such time, the Seller is in breach of any representation or warranties set forth in Section 3(a) or Section 4 or any covenant contained in this Agreement and such breach would result in a failure to satisfy a condition to the Buyer’s obligation to consummate the transactions contemplated hereby;

(v)           the Parties may terminate this Agreement if any Governmental Authority shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 10(a)(v) shall have complied with Section 5(a), Section 5(b) and Section 5(g), it being agreed that the Parties shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence); and

(vi)          either Party may terminate this Agreement by giving written notice to the other Party at any time before Closing if, prior to the time of such notice, any of the Other Purchase Agreements had been duly terminated pursuant to the provisions of such Other Purchase Agreement.

(b)           Effect of Termination.  Except for the obligations under Sections 5(f)(ii)(C), 5(f)(ii)(G), 8, 10 and 11, if either Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of either such Party then in breach); provided, that the provisions contained in Sections 5(f)(ii)(C), 5(f)(ii)(G) and 8(c)(iv) shall survive termination.

11.           Miscellaneous.

(a)           Confidentiality.  If the Closing occurs, the Buyer shall not be limited by the terms thereof with respect to information, assets and operations of the Acquired Companies.  The Seller shall, and shall cause its Affiliates to, not make disclosure of any confidential or proprietary information relating to any Acquired Company to any Person other than (i) to its owners, directors, officers, employees, consultants or other representatives to whom such disclosure is necessary or convenient for the completion of the transactions contemplated by this Agreement; (ii) as required to convey title to any of the Acquired Company Assets; (iii) as required by Law or any securities exchange or market rule; (iv) as may be requested or required by any Governmental Authority (provided that the Seller first notifies the Buyer and gives the Buyer the opportunity to contest such request or requirement), or (v) except with prior notice of such request for disclosure to, and consent of, the Buyer (which consent may be withheld in the Buyer’s sole discretion).

(b)           Public Announcements.  Neither Party shall issue any press release or make any public announcement or otherwise publicly disseminate information relating to the subject matter of this Agreement before or after the Closing without the prior written approval of the other Party (which approval will not be withheld or delayed unreasonably); provided that either Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Party before making the disclosure and will provide the other Party, to the extent practicable, with a reasonable opportunity to comment on such proposed disclosures).

(c)           Insurance.  To the extent the Seller has the Legal Right, (i) the Seller shall cause any insurance policies covering the Acquired Company Assets (except those stand-alone insurance policies that are in the name of any of the Javelina Partnerships and that are obtained solely to cover the assets, facilities and/or operations of the Javelina Partnerships (collectively, such policies are the “Javelina Insurance Policies”)) to remain in full force and effect or to be renewed and maintained in full force and effect through (but not after) the Closing Date; provided, however, that the Seller shall maintain the Acquired Companies (other than the Javelina Partnerships) or the Acquired Company Assets (other than those of the Javelina Partnerships) (as applicable) as divested entities or assets on such insurance policies and any subsequent renewals thereof; (ii) the Seller shall not take any action to release any insurer with respect to any claim made under any such insurance policy before the Closing Date; provided, however, that the Seller may release any such insurer (A) that is an Affiliate of the Seller or (B) if such claim may be filed under a Javelina Insurance Policy; and (iii) the Seller will file all insured claims (both before and after Closing) that may be filed under any such insurance policy for any Adverse Consequences occurring before Closing and will thereafter coordinate with the Buyer to resolve all such claims after Closing; provided, however, that (x) the Seller will not be required to file such claims to the extent (A) the insurer of such claims is an Affiliate of the Seller or (B) that such claims may be filed under a Javelina Insurance Policy and (y) neither the Seller nor any of its Affiliates shall be obligated or otherwise liable for any deductible, self insured retention amount or reimbursable amount payable by any of them with respect to any such claim.  The Buyer acknowledges and agrees that, following the Closing, any insurance policies maintained by the Seller and its Affiliates (including the applicable Acquired Companies) and the Javelina Partnerships shall be terminated or modified to exclude coverage of all or any portion of the assets, facilities and/or operations of the Acquired Companies (except for the Javelina Insurance Policies), and, as a result, the Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any Person to be maintained for or by the Acquired Companies.  The Buyer further acknowledges and agrees that the Buyer may need to provide to certain Governmental Authorities and other Persons evidence of such replacement or substitute insurance coverage for the continued operations or businesses of the Acquired Companies.

(d)           No Third Party Beneficiaries.  Except for the indemnification provisions, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

Neither Party may assign, alienate, delegate or otherwise transfer all or any portion of its rights, interests or obligations under this Agreement without the prior written approval of the other Party (which approval may not be unreasonably withheld); provided, however, without the prior approval of the Seller, the Buyer and its permitted successors and assigns may transfer any or all of its rights or interests under this Agreement to a wholly owned subsidiary of the Buyer for so long as such Person remains a wholly owned subsidiary of the Buyer, including designating one or more such Persons to be the assignee of some or any portion of the Acquired Company Equity Interests; and provided further that no transfer shall result in the release of the requesting Party from any of its obligations under this Agreement, and such Party shall remain a primary obligor (as opposed to a surety) thereof.

(f)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(g)           Headings.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Kerr-McGee Corporation
KM Investment Corporation
Javelina Holdings Corporation
c/o Kerr-McGee Corporation
Attn: Samuel A. Hewes
Kerr-McGee Center
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73125

If to the Buyer:	MarkWest Energy Partners, L.P.
Attn: General Counsel
155 Inverness Drive West, Suite 200
Englewood, CO 80112
Tel No.: (303) 290-8700
Fax No.: (303) 290-8769

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means other than electronic mail (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, if notice is sent by telecopy and such telecopy is received during non business hours of the addressee, then such notice shall be deemed received on the next business day of the addressee.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i)            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.  VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL LIE EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN TEXAS.

(j)            Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  All waivers must be in writing.

(k)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)            Transaction Expenses.  Except to the extent otherwise provided for in this Agreement, each of the Buyer, on the one hand, and the Seller, on the other hand, shall bear its and its Affiliates own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Except to the extent otherwise provided for in this Agreement, for the avoidance of doubt, it is agreed that the Seller will bear (i) any and all expenses of the Acquired Companies (other than the Javelina Partnerships) and (ii) the Javelina Percentage Interest of any and all expenses of the Javelina Partnerships, in each case in connection with this Agreement and the transactions contemplated hereby.

(m)          Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.  All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

(n)           Exhibits and Schedules.

(i)            The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.  Any fact or item which is disclosed in any part of the Transaction Agreements (including any schedule, exhibit or other attachment thereto) will be deemed to have been disclosed for all purposes of this Agreement (if reasonably apparent that such disclosure relates to another portion of the Agreement), notwithstanding the omission of a reference or cross-reference thereto.

(ii)           Matters reflected in the Exhibits and Schedules are not necessarily limited to matters required by the Agreement to be reflected therein.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  In no event shall the listing of such matters therein be deemed or interpreted to broaden or otherwise amplify the applicable Party’s representations, warranties, covenants or agreements contained in this Agreement.  The fact that any item of information is contained in the Exhibits and Schedules shall not (i) be construed as an admission of liability under any Law, (ii) mean that such information is required by this Agreement to be disclosed in the Exhibits and Schedules, (iii) mean that such information is material or (iv) be used as a basis for interpreting the term “material” or “Material Adverse Effect” or any similar qualification in this Agreement.

(iii)          If there is any conflict or other inconsistency between this Agreement and the Exhibits and Schedules, the terms of this Agreement shall prevail.  For the avoidance of doubt, the Buyer hereby acknowledges and agrees that (A) nothing contained in any of the Exhibits and Schedules shall constitute a representation, warranty or other assurance (x) as to the quality, condition or capability of any of the facilities, components or other assets contained therein or (y) as to the ownership interest of the Seller or any other Person as to any such asset and (B) with respect to such matters, the terms of this Agreement shall govern, meaning that the Buyer is exclusively relying on its own due diligence and independent investigation, as contemplated by Section 3(b)(v) and the representations, warranties and covenants contained in this Agreement.  Except as set forth in this Agreement, the Seller hereby disclaims any and all representations, warranties or other assurances with respect to any and all such assets, as contemplated by Sections 8(b)(x) and 8(h).

(o)           Entire Agreement.  THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

[Signature Pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth in the preamble.

SELLER:

KERR-MCGEE CORPORATION

BY:
PRINTED NAME:
TITLE:

KM INVESTMENT CORPORATION

BY:
PRINTED NAME:
TITLE:

JAVELINA HOLDINGS CORPORATION

BY:
PRINTED NAME:
TITLE:

BUYER:

MARKWEST ENERGY PARTNERS, L.P.

By: MarkWest Energy GP, L.L.C.,
its general partner

BY:
PRINTED NAME:
TITLE:

Javelina Purchase and Sale Agreement Signature Page